UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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CAMPBELL SOUP COMPANY
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Campbell Soup Company

1 Campbell Place

Camden, New Jersey 08103-1799

856-342-4800

October 4, 2013

Notice of Annual Meeting of Shareholders

Stamford Marriott Hotel

243 Tresser Boulevard

Stamford, CT 06901

Wednesday, November 20, 2013

4:00 p.m. Eastern Time

AGENDA

1.	Elect 15 Directors.

2.	Ratify appointment of independent registered public accounting firm.

3.	Conduct an advisory vote on executive compensation.

4.	Transact any other business properly brought before the meeting.

Shareholders of record at the close of business on September 23, 2013, are entitled to receive notice of the meeting and to vote. This year the Company has again decided to provide access to its proxy materials, including its annual report, to certain shareholders of record, depending upon the number of shares held by the shareholder and including certain Company savings plan participants, via the Internet instead of mailing those shareholders copies of the materials. The Company believes that this decision reduces the amount of paper necessary to produce the materials, as well as the costs associated with mailing the materials to all shareholders. On or about October 4, 2013, the Company began mailing a Notice of Internet Availability of Proxy Materials (“e-proxy notice”) to certain shareholders of record and posted its proxy materials for those shareholders on the Web site referenced in the e-proxy notice (www.envisionreports.com/cpb). On or about October 4, 2013, the Company also began delivering the proxy statement and the accompanying proxy card to the remaining shareholders of record. If you do not own shares in your own name, you may access the Company’s Notice of Annual Meeting and Proxy Statement and its annual report, including the Form 10-K for the fiscal year ended July 28, 2013, at www.edocumentview.com/cpb.

Your vote is important. In order to have as many shares as possible represented, kindly CAST YOUR VOTE BY INTERNET OR PHONE OR SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED (see instructions on your proxy card or e-proxy notice).

By Order of the Board of Directors,

Kathleen M. Gibson

Vice President and Corporate Secretary

Important.  Please note that an admission ticket is required in order to attend the Annual Meeting. If you plan to attend, please request a ticket. If shares were registered in your name as of September 23, 2013, please check the appropriate box on your proxy card or when voting on the Internet, or indicate when prompted if voting by telephone. A ticket of admission will be forwarded to you. If your shares are held in the name of a broker or other nominee, please follow the instructions on page 49 to obtain an admission ticket. If you plan to attend the meeting, please bring government-issued photographic identification. You will need an admission ticket and this identification in order to be admitted to the meeting.

¢	Denotes items to be voted on at the meeting.

Shareholders may receive copies of the Company’s Annual Report on Form 10-K for the fiscal year ended July 28, 2013, Code of Business Conduct and Ethics, Corporate Governance Standards, and the charters of the four standing committees of the Board of Directors, without charge, by:

(1)	writing to Investor Relations, Campbell Soup Company, 1 Campbell Place, Camden, NJ 08103-1799;

(2)	calling 1-800-840-2865; or

(3)	e-mailing the Company’s Investor Relations Department at investorrelations@campbellsoup.com.

These documents are also available on the Company’s Web site at www.campbellsoupcompany.com.

Shareholders may elect to receive future distributions of annual reports and proxy statements by electronic delivery and vote Campbell shares on-line. To take advantage of this service you will need an electronic mail (e-mail) account and access to an Internet browser. To enroll, go to the investor center section on www.campbellsoupcompany.com and click on “E-Delivery of Materials.” If your shares are registered in your name, you will be asked to enter your account number, which is printed on your dividend check or Dividend Reinvestment Statement. If your shares are held by a broker, you will need your account number with the broker.

Item 1

Election of Directors

Your Board of Directors Recommends a Vote “For” ALL Nominees

The Board of Directors of the Company (“Board”), pursuant to the By-Laws, has determined that the number of directors of the Company shall be 15. The directors are to be elected to hold office until the next Annual Meeting of the Shareholders and until their successors are elected and shall have qualified. Directors are elected by a plurality of the votes cast.

The Governance Committee is responsible for investigating, reviewing and evaluating the qualifications of candidates for membership on the Board and for assessing the contributions and performance of directors eligible for re-election. It is also responsible for recommending director nominees for approval by the Board and nomination for election at the Annual Meeting of Shareholders.

Director Qualifications

The Governance Committee believes that a nominee for election to the Board should, at minimum:

•	be a person of the highest integrity;

•	have the ability to exercise independent judgment;

•	be committed to act in the best interest of all shareholders;

•	abide by exemplary standards of business and professional conduct;

•	have the skills and judgment to discharge the duties and responsibilities of a director;

•	be willing and able to devote the proper time and attention to fulfill the responsibilities of a director;

•	have no conflicts of interest arising from other relationships or obligations; and

•	have the ability to provide active, objective and constructive input at meetings of the Board and committees.

In addition, the Committee believes that, collectively, the Board should reflect appropriate diversity of thought, background and experience, and include directors who are:

•	reasonably sophisticated about the duties and responsibilities of directors of a public company;

•	knowledgeable about the consumer products industry, business operations, marketing, finance and accounting;

•	respected in the business community;

•	knowledgeable about general economic trends; and

•	knowledgeable about the standards and practices of good corporate governance.

All candidates considered by the Governance Committee for potential recommendation to the Board as director nominees are evaluated in light of the minimum qualifications listed above. When vacancies occur, the Governance Committee also reviews the overall composition of the Board to determine whether the addition of a director with one or more of the additional skills or qualities listed above would be desirable to enhance the effectiveness of the Board, and whether candidates with other specific experience or expertise should be sought at that particular time.

Director Nominees

All of the current directors are standing for re-election. Under the Company’s Corporate Governance Standards, a director may not stand for re-election if he or she would be age 72 or older at the time of election.

All of the nominees are independent directors, except Ms. Morrison. If a nominee becomes unable or unwilling to serve, proxies will also be voted for election of such person as shall be designated by the Board of Directors. The Board knows of no reason why any nominee shall be unable or unwilling to serve. Except as otherwise specified in the proxy, proxies will be voted for election of the nominees named below.

Biographical information on the experience, qualifications and skills of the director nominees is included below.

Edmund M. Carpenter

Edmund M. Carpenter, 71, was elected to the Board of Directors in 1990. He is Chairman of the Finance and Corporate Development Committee and also currently serves on the Compensation and Organization Committee. He is an Operating Partner at Genstar Capital, LLC, a middle-market private equity firm that focuses on investments in industrial technology, life sciences, healthcare services, software and business services. Mr. Carpenter has also served on the board of Altra Holdings, Inc. since 2007.

Mr. Carpenter brings to the Board extensive knowledge of organizational and operational management, as well as board leadership experience and financial expertise. From 1998 until his retirement in December 2006, he served as President and Chief Executive Officer of Barnes Group, Inc. Prior to joining Barnes, he was a Senior Managing Director of Clayton Dubilier & Rice. From 1988-1995, he was the Chairman and Chief Executive Officer of General Signal Corporation. Earlier in his career, Mr. Carpenter was President, Chief Operating Officer, and a Director of ITT Corporation. During his seven-year association with ITT, he served as Vice President and Group Executive for ITT Automotive Products — Worldwide and as President and Chief Executive of ITT Industrial Technology Corporation.

Paul R. Charron

Paul R. Charron, 71, was elected to the Board of Directors in 2003 and became non-executive Chairman of the Board in August 2009.

Mr. Charron has a wealth of experience as a board leader and as a seasoned executive of global consumer product companies. In 1995 he became President and Chief Executive Officer of Liz Claiborne Inc., having served for the previous year as Vice Chairman and Chief Operating Officer. He was elected Chairman of that company in May 1996, and retired as Chairman and Chief Executive Officer in 2006. He served as Senior Advisor at Warburg Pincus, a global private equity firm, from 2008 through 2012.

Earlier in his career, Mr. Charron was Executive Vice President of VF Corporation, a large publicly held apparel manufacturer. Before joining VF in 1988, he served as President and Chief Operating Officer of Brown & Bigelow, a Minnesota-based promotional products firm. He also served as Senior Vice President, sales and marketing, at Cannon Mills Company, and held marketing management positions at General Foods Corporation. Mr. Charron began his business career in the brand management organization at Procter & Gamble.

Bennett Dorrance

Bennett Dorrance, 67, was elected to the Board of Directors in 1989. Mr. Dorrance serves as Co-Chair of the Governance Committee and is also a member of the Compensation and Organization Committee. He is Managing Director and a co-founder of DMB Associates, a real estate development firm headquartered in Phoenix, Arizona, which specializes in large master planned communities. Mr. Dorrance has served on the board of Insight Enterprises, Inc. since 2004, and is also a director of several privately held corporations and partnerships.

In addition to his expertise in real estate development and operational management, Mr. Dorrance has extensive knowledge of Campbell Soup Company’s history, organization and culture. As a major shareholder, a descendent of the Company’s founder, and a director who has served on the Board for 24 years, he brings the perspective of a long-term, highly committed shareholder to the deliberations and decisions of the Board.

Lawrence C. Karlson

Lawrence C. Karlson, 70, was elected to the Board of Directors in November 2009. He serves on the Audit Committee and the Finance and Corporate Development Committee. He is a private investor and formerly served as an independent consultant for industrial and technology companies. Mr. Karlson has served on the board of CDI Corp. since 1989, and on the board of H & E Equipment Services, Inc. since 2005.

Mr. Karlson has broad management, operational, and leadership experience, both from his business career and from his service on the boards of numerous private and public companies in the United States and Europe. He was the Chairman and Chief Executive Officer of Berwind Financial Corporation from 2001 to 2004. Mr. Karlson began his career at Fisher & Porter Co., where he served in various positions of increasing responsibility, including Director and President of U.S. Operations. In 1983, Mr. Karlson formed Nobel Electronics, an instruments manufacturing company that subsequently merged with Pharos AB, where he served as a director and became President and Chief Executive Officer. In 1990 Pharos acquired Spectra Physics. He served the successor company Spectra Physics AB as director and non-executive Chairman until his retirement.

Randall W. Larrimore

Randall W. Larrimore, 66, was elected to the Board of Directors in 2002. He is Co-Chair of the Governance Committee and also serves on the Compensation and Organization Committee. He has been a director of Olin Corporation since 1997, where he is currently Chair of the Governance Committee and a member of the Audit Committee and Compensation Committee.

Mr. Larrimore brings to Campbell strong management expertise, business acumen, board experience and considerable knowledge of consumer marketing and the packaged goods industry. From 2003 to 2005, he was non-executive Chairman of Olin Corporation. From 1997 to 2002, he served as President and Chief Executive Officer and a director of United Stationers, Inc., a wholesaler and distributor of office products. Prior to joining United Stationers, Mr. Larrimore was President and Chief Executive Officer of MasterBrand Industries, Inc., a subsidiary of Fortune Brands, Inc. He also served as Chairman and CEO of the Master Lock Company and Chairman of Moen Incorporated. He was President of Beatrice Home Specialties from 1983 until 1988 (prior to its acquisition by Fortune Brands), and held executive positions at PepsiCo, including the position of President of Pepsi-Cola Italy. Earlier in his career, Mr. Larrimore was a senior consultant with McKinsey & Company and worked in brand management with Richardson-Vicks, now a part of Procter & Gamble.

Mary Alice Dorrance Malone

Mary Alice Dorrance Malone, 63, was elected to the Board of Directors in 1990, and currently serves on the Compensation and Organization Committee and the Finance and Corporate Development Committee. Ms. Malone is President of Iron Spring Farm, Inc., horse breeding and performance centers in Coatesville, Pennsylvania and Ocala, Florida, which she founded in 1976.

Ms. Malone is an entrepreneur, and a private investor and officer of several private companies. She also serves on the boards of several non-profit organizations and actively participates in various philanthropic organizations. As a descendant of the founder of the Company, a major shareholder, and a director with more than 20 years of service, Ms. Malone brings to the Board extensive knowledge of the Company’s history, organization and culture, and the perspective of a long-term, highly committed shareholder.

Sara Mathew

Sara Mathew, 58, was elected to the Board of Directors in 2005. Ms. Mathew is chair of the Audit Committee and also serves on the Governance Committee. Since July 2010, she has served as Chief Executive Officer and Chairman of the Board of The Dun & Bradstreet Corporation. In September 2012, Ms. Matthew announced that she will step down as Chief Executive Officer and Chairman of Dun & Bradstreet, effective October 7, 2013, and will continue with Dun & Bradstreet to facilitate a smooth leadership transition through year-end. Ms. Matthew has served on the Dun & Bradsheet board since 2008.

Ms. Mathew brings to Campbell valuable insight and experience in global business and financial matters. Before assuming her current role at Dun & Bradstreet, she served as President and Chief Executive Officer of that company from January 2010 to June 2010; President and Chief Operating Officer from March 2007 to December 2009; President, U.S. from September 2006 to February 2007; President, International from January 2006 to September 2006; and Chief Financial Officer from August 2001 to February 2007. In her preceding 18-year career at Procter & Gamble, she held a number of executive positions, including Vice President of Finance with responsibility for Australia, Asia and India, and a series of finance and marketing positions, including Assistant Treasurer and Director of Investor Relations, Comptroller for the Paper Products division, and Comptroller and Chief Financial Officer of the Global Baby Care business unit. In 2012, she became a member of the Zurich International Advisory Council.

Denise M. Morrison

Denise M. Morrison, 59, has served as President and Chief Executive Officer of Campbell Soup Company since August 2011, and as a member of the Board of Directors since October 2010. Ms. Morrison previously served on the board of the Goodyear Tire and Rubber Company from 2005 until 2011.

Ms. Morrison has more than 35 years of experience in the consumer packaged goods industry. She joined Campbell in April 2003 as Senior Vice President and President-Global Sales/Chief Customer Officer, and was appointed President of Campbell USA in 2005. She served as Senior Vice President and President of North America Soup, Sauces and Beverages from October 2007 until September 2010, and as Executive Vice President and Chief Operating Officer from October 2010 until assuming the role of President and CEO. From 1995 to 2003, she was employed by Kraft Foods and Nabisco, serving most recently as Executive Vice President and General Manager of Kraft Foods’ Snacks and Confections divisions. Ms. Morrison began her career at Procter & Gamble in 1975, and later worked at PepsiCo in trade and business development, and at Nestle USA, where she held senior marketing and sales positions.

Charles R. Perrin

Charles R. Perrin, 68, was elected to the Board of Directors in 1999. Mr. Perrin is Chairman of the Compensation and Organization Committee and also serves on the Finance and Corporate Development Committee. He was the non-executive Chairman of Warnaco Group, Inc., from March 2004 until February 2013.

Mr. Perrin brings to the Board substantial experience in and perspective on consumer marketing, business operations and the packaged goods industry. In January 1998 he joined Avon Products, Inc. as Vice Chairman and Chief Operating Officer, and served as Chief Executive Officer of that company from June 1998 to November 1999. From 1994 to 1996, he was Chairman and Chief Executive Officer of Duracell International, Inc. He joined Duracell in 1985 as President of Duracell USA, and later held a number of other executive positions, including President and Chief Operating Officer of Duracell International, Inc. from 1992 to 1994. He previously worked at Cheeseborough-Ponds, Inc., where he held a series of sales, marketing and general management positions and served as President of the Packaged Food Division. Mr. Perrin began his business career at General Foods Corporation.

A. Barry Rand

A. Barry Rand, 68, was elected to the Board of Directors in 2005, and serves on the Audit Committee and the Governance Committee. In April 2009, Mr. Rand was elected Chief Executive Officer of AARP, the nation’s largest non-profit and advocacy organization. He has been a director of Agilent Technologies, Inc. since 2000 and is also Chairman of the Board of Trustees of Howard University.

Mr. Rand brings to the Company’s Board a strong mix of organizational and operational management skills and board leadership experience. From 2003 to 2005, he was the Chairman of Aspect Communications, a leading provider of enterprise customer contact center solutions. During the same period, he also served as Chairman and Chief Executive Officer of Equitant, which manages the order-to-cash process for Fortune 500 companies. Mr. Rand was Chairman and Chief Executive Officer of Avis Group Holdings, Inc. from 1999 to 2001. He completed his previous 30-year executive career with Xerox Corporation ending as Executive Vice President of Worldwide Operations.

Nick Shreiber

Nick Shreiber, 64, was elected to the Board of Directors in July 2009, and serves on the Audit Committee and the Governance Committee.

Mr. Shreiber brings strong international and operational experience to the Board, with more than 30 years of senior leadership experience in both line management and management consulting. In 2005 he completed an 18-year career at the Tetra Pak Group, a world leader in packaging and processing solutions for food, during the last five of which he served as President and Chief Executive Officer. He previously was a partner with McKinsey & Co., where he spent eight years with engagement responsibility for major clients in Europe and Latin America in diverse industrial and service sectors. Mr. Shreiber served on the board of Radiant Systems, Inc. in 2011, and currently serves on the board of North Highland, an international management consulting company. In addition to his board work, Mr. Shreiber mentors senior executives of corporations on issues relating to leadership, organization and strategy.

Tracey T. Travis

Tracey T. Travis, 51, was elected to the Board of Directors in November 2011, and serves on the Audit Committee and Finance and Corporate Development Committee. She is currently Executive Vice President and Chief Financial Officer for The Estée Lauder Companies Inc., a role to which she was appointed in August 2012. Ms. Travis was a director of Jo-Ann Stores, Inc. from 2003 until 2011.

Ms. Travis possesses valuable business experience and particular strength in the areas of financial management and reporting, brand building and operational management. Before assuming her current role at Estee Lauder, she served as Senior Vice President of Finance and Chief Financial Officer at Ralph Lauren Corporation from 2005 until July 2012, and as Senior Vice President of Finance for Limited Brands, Inc. from 2002 to 2004. From 2001 to 2002, she was Chief Financial Officer of Intimate Brands, Inc., a division of Limited Brands. Ms. Travis served as Chief Financial Officer of the Beverage Can Americas Group of American National Can from 1999 to 2001, and held various management positions at PepsiCo and Pepsi Bottling Group from 1989 to 1999, including Group Manager — Marketing Planning, Chief Financial Officer — Michigan Business Unit and General Manager — Market Unit. She began her career as an engineer with General Motors Corporation in 1983 and went on to work in various financial roles.

Archbold D. van Beuren

Archbold D. van Beuren, 56, was elected to the Board of Directors in November 2009. Mr. van Beuren serves on the Audit Committee and Finance and Corporate Development Committee.

Mr. van Beuren brings to the Board wide-ranging skills in operational management and extensive knowledge of the Company, its customers, its products and the food industry. He began his 26-year career with Campbell in 1983 as an Associate Marketing Manager and served in various positions of increasing responsibility, including President of Godiva Chocolatier; President of a division responsible for the North America Foodservice business and the Company’s Canadian, Mexican and Latin American businesses; and Senior Vice President and President — Global Sales and Chief Customer Officer from 2007 until his retirement from Campbell in October 2009. Mr. van Beuren began his career as an analyst with Belden & Associates Investments in 1979 and in 1980 moved to Triton Press, where he was Manager of Sales and Marketing.

Mr. van Beuren serves on the board of Bissell Company, Inc. He is a descendant of the founder of the Company.

Les C. Vinney

Les C. Vinney, 64, was elected to the Board of Directors in 2003, and currently serves on the Compensation and Organization Committee and Finance and Corporate Development Committee. Mr. Vinney retired as President and CEO of STERIS Corporation in 2007. He has been a director of Patterson Companies, Inc. since 2008 and served on the board of the Federal Reserve Bank of Cleveland from 2005 through 2010.

Mr. Vinney brings to the Board extensive experience and perspective in the areas of accounting, finance and business operations. After joining STERIS Corporation in 1999 as Senior Vice President and Chief Financial Officer, he was elected President and Chief Executive Officer of that company from 2000 to 2007. From 2007 to 2009, Mr. Vinney served as a Senior Advisor to STERIS. Prior to joining STERIS, Mr. Vinney worked at Goodrich Corporation, which he joined in 1991 as Vice President of Finance — Specialty Chemicals and where he held successive executive positions until his election as Senior Vice President and Chief Financial Officer in 1998. Prior to joining Goodrich, Mr. Vinney held a number of senior operating and financial management positions with Engelhard Corporation. He began his career at Exxon Corporation in 1972 in financial management.

Charlotte C. Weber

Charlotte C. Weber, 70, was elected a Director of Campbell in 1990. Ms. Weber serves on the Compensation and Organization Committee and the Governance Committee. She is a private investor and President and Chief Executive Officer of Live Oak Properties, a privately-held real estate management company.

Ms. Weber serves as the president of several private entities and also actively participates in various philanthropic organizations that assist educational and cultural institutions. As a descendant of the founder of the Company and a major shareholder, she brings to the Board a valuable perspective as a long-term investor with extensive knowledge of the Company’s historical development, organization, governance and culture.

Security Ownership of Directors and Executive Officers

The following table sets forth information regarding beneficial ownership as of the record date (except where otherwise indicated) of Campbell’s stock by each director, by each of the named executive officers identified in the Fiscal 2013 Summary Compensation Table included in this proxy statement, and by all directors and executive officers as a group. The table also sets forth Campbell stock units credited to each individual’s deferred compensation account upon deferral of previously earned compensation. Additional stock units are credited to the deferred compensation accounts upon payment of dividends. The individuals are fully at risk as to the value of the Campbell stock units in their deferred compensation accounts. The table also includes unvested, non-deferred restricted share units granted to executives under the Company’s Long-Term Incentive Program. Stock units in deferred compensation accounts and unvested restricted share units granted under the Long-Term Incentive Program do not carry voting rights, but the individuals do have a pecuniary interest in these units.

	Number of Shares	Number of Shares Underlying Vested Options	Total Number of Shares Beneficially Owned(a)	Number of Campbell Stock Units Deferred	Number of Restricted Share Units	Total
Edmund M. Carpenter	33,326	37,770	71,096	17,327	0	88,423
Paul R. Charron	15,198	19,656	34,854	45,544	0	80,398
Bennett Dorrance(b)	46,273,302	53,951	46,327,253	23,550	0	46,350,803
Lawrence C. Karlson	14,556	0	14,556	0	0	14,556
Randall W. Larrimore	16,502	19,656	36,158	0	0	36,158
Mary Alice D. Malone(c)	53,205,827	28,516	53,234,343	47,734	0	53,282,077
Sara Mathew	0	10,336	10,336	37,995	0	48,331
Denise M. Morrison	128,531	0	128,531	24,880	319,412	472,823
Charles R. Perrin	18,450	0	18,450	39,879	0	58,329
A. Barry Rand	0	10,336	10,336	24,499	0	34,835
Nick Shreiber	17,006	0	17,006	0	0	17,006
Tracey T. Travis	6,575	0	6,575	0	0	6,575
Archbold D. van Beuren(d)	18,592,524	0	18,592,524	22,926	0	18,615,450
Les C. Vinney	56,244	0	56,244	3,134	0	59,378
Charlotte C. Weber(e)	12,778,159	28,516	12,806,675	35,738	0	12,842,413
Mark R. Alexander	93,596	0	93,596	9,520	101,310	204,426
Ellen Oran Kaden	180,004	75,900	255,904	56,301	140,998	453,203
B. Craig Owens	82,049	0	82,049	5,639	173,584	261,272
Luca Mignini	0	0	0	0	50,096	50,096
TOTAL*	131,661,466	284,637	131,946,103	496,743	1,082,097	133,524,943

*	Total includes all directors, named executive officers and other executive officers as a group (25 persons), who collectively own 42.0% of the outstanding shares of Campbell stock.

(a)	The shares shown include shares of Campbell stock as to which directors and executive officers can acquire beneficial ownership because of stock options that are currently vested. All persons listed own less than 1% of the Company’s outstanding shares of stock, except:

% of Outstanding Shares
Bennett Dorrance	14.8%
Mary Alice D. Malone	17.0%
Archbold D. van Beuren	5.9%
Charlotte C. Weber	4.1%

(b)	Bennett Dorrance is a grandson of John T. Dorrance (the founder of the Company), the brother of Mary Alice D. Malone and a first cousin of Charlotte C. Weber. Share ownership does not include 1,105,142 shares held by trusts for his children or 82,028 shares held by DFE Partners, as to which shares he disclaims beneficial ownership. Share ownership includes 27,819,355 shares that are pledged to banks as collateral for loans. Over the last 12 months, Mr. Dorrance reduced the number of shares that are subject to pledge arrangements from 33,569,355 shares to 27,819,355 shares, a reduction of 5,750,000 shares, or 17%. See also “Principal Shareholders” below.

(c)	Mary Alice D. Malone is a granddaughter of John T. Dorrance, the sister of Bennett Dorrance and a first cousin of Charlotte C. Weber. Share ownership does not include 1,094,235 shares held by trusts for her children for which Ms. Malone is not a trustee and as to which shares she disclaims beneficial ownership. See also “Principal Shareholders” below.

(d)	Archbold D. van Beuren is a great-grandson of John T. Dorrance. Share ownership includes 17,699,637 shares held by the Voting Trust (defined in “Principal Shareholders” below) as of September 23, 2013 over which he, as a Voting Trustee, has shared voting power. Share ownership also includes 892,887 shares, over which he has sole voting and dispositive power. Share ownership does not include 180,000 shares held by a trust for his wife, as to which shares he disclaims beneficial ownership. See also “Principal Shareholders” below.

(e)	Charlotte C. Weber is a granddaughter of John T. Dorrance and a first cousin of Bennett Dorrance and Mary Alice D. Malone. Share ownership includes 1,080,000 shares that are pledged to a bank as security for a revolving credit loan. Over the last 12 months, Ms. Weber reduced the number of shares that are subject to pledge arrangements from 1,310,000 shares to 1,080,000 shares, a reduction of 230,000 shares, or 18%. Over the past two years, Ms. Weber has reduced the number of shares pledged by 740,000 shares, or 41%.

Security Ownership of Certain Beneficial Owners

At the close of business on September 23, 2013, the record date for the meeting, there were outstanding and entitled to vote 313,517,793 shares of Campbell stock, all of one class and each having one vote. The holders of a majority of the shares outstanding and entitled to vote, present in person or represented by proxy, constitute a quorum for the meeting.

Principal Shareholders

Information concerning the owners of more than 5% of the outstanding Campbell stock as of the record date for the meeting follows:

Name/Address	Amount/Nature of Beneficial Ownership	Percent of Outstanding Stock
Bennett Dorrance DMB Associates 7600 E. Doubletree Ranch Road Scottsdale, AZ 85258	46,273,302(1)	14.8%

Mary Alice D. Malone Iron Spring Farm, Inc. 75 Old Stottsville Road Coatesville, PA 19320	53,205,827(2)	17.0%

Archbold D. van Beuren, John A. van Beuren and David C. Patterson, Voting Trustees under the Major Stockholders’ Voting Trust dated as of June 2, 1990 (“Voting Trust”) and Related Persons	23,485,037(3)	7.5%
c/o Brandywine Trust Company 7234 Lancaster Pike Hockessin, DE 19707 (4)

(1)	A director nominee. See note (b) on page 6.

(2)	A director nominee. See note (c) on page 7.

(3)	Archbold D. van Beuren is a director nominee. See note (d) on page 7.

Total disclosed above is as of September 23, 2013 and includes 17,699,637 shares (5.6% of the outstanding shares) held by the Voting Trust and 5,785,400 shares held outside the Voting Trust by Voting Trust participants or by persons related to them, for a total of 23,485,037 shares (7.5% of the outstanding shares).

Participants in the Voting Trust have certain rights to withdraw shares deposited with the Voting Trustees, including the right to withdraw these shares prior to any annual or special meeting of the Company’s shareholders. Dispositive power as used above means the power to direct the sale of the shares; in some cases it does not include the power to direct how the proceeds of a sale can be used. The Voting Trust was formed by certain descendants (and spouses, fiduciaries and a related foundation) of the late John T. Dorrance. The participants have indicated that they formed the Voting Trust as a vehicle for acting together as to matters which may arise affecting the Company’s business, in order to obtain their objective of maximizing the value of their shares. The Voting Trustees will act for participants in communications with the Company’s Board of Directors. Participants believe the Voting Trust may also facilitate communications between the Board and the participants.

(4)	Under the Voting Trust Agreement, all shares held by the Voting Trust will be voted by the Voting Trustees, whose decision must be approved by two of the three Voting Trustees. The Voting Trust continues until December 31, 2013, unless it is sooner terminated or extended.

Unless otherwise noted, the foregoing information relating to Principal Shareholders is based upon the Company’s stock records and data supplied to the Company by the holders as of the record date for the meeting.

Corporate Governance

The Board of Directors is responsible for overseeing the business of the Company, and the competence and integrity of its management, to serve the long-term interests of the shareholders. The Board believes that sound corporate governance is essential to diligent and effective fulfillment of its oversight responsibilities.

Corporate Governance Standards

Campbell first published Corporate Governance Standards in its proxy statement in 1992. The Company’s current Corporate Governance Standards appear in Appendix A. Also set forth in Appendix A are procedures by which interested persons can communicate concerns to the Board of Directors and the Audit Committee.

Director Independence

A statement of standards that the Board has adopted to assist it in evaluating the independence of Campbell directors is set forth in Appendix A, and appears in the governance section of the Company’s Web site at www.campbellsoupcompany.com. The Standards for the Determination of Director Independence (the “Standards”) describe various types of relationships that could potentially exist between a director and the Company, and define the thresholds at which such relationships would be deemed material. The Board will deem a director to be independent if (i) no relationship exists that would disqualify the director under the guidelines set forth in paragraphs 1 and 2 of the Standards, and (ii) the Board has determined, based on all relevant facts and circumstances, that any other relationship between the director and the Company, not covered by paragraphs 1 and 2 of the Standards, is not material. In any case in which the Board makes the latter determination, the relationship will be disclosed in the proxy statement, along with the basis for the Board’s conclusion that it is not material.

The Board has determined that no relationship exists between the Company and any nominee for director listed in this proxy statement, except Ms. Morrison, which would influence or impair the nominee’s independence as a director. Each of the following directors and director nominees is independent under the rules of the New York Stock Exchange and the Standards set forth in Appendix A:

Edmund M. Carpenter	Charles R. Perrin
Paul R. Charron	A. Barry Rand
Bennett Dorrance	Nick Shreiber
Lawrence C. Karlson	Tracey T. Travis
Randall W. Larrimore	Archbold D. van Beuren
Mary Alice D. Malone	Les C. Vinney
Sara Mathew	Charlotte C. Weber

Board Leadership Structure

Campbell has a longstanding tradition of separating the roles of Chairman of the Board and Chief Executive Officer. The Board continues to believe that this is the most appropriate leadership structure for the Company. The principal responsibility of the Chief Executive Officer is to manage the business. The principal responsibilities of the Chairman of the Board are to manage the operations of the Board of Directors and its committees and provide counsel to the Chief Executive Officer on behalf of the Board.

Board Committee Structure

Pursuant to the By-Laws, the Board had established four standing committees as of the record date: the Audit Committee, the Compensation and Organization Committee, the Finance and Corporate Development Committee and the Governance Committee. Each of the standing committees has a charter that is reviewed annually by that committee. Proposed changes to the charter of any standing committee are reviewed by the Governance Committee and approved by the Board. The committee charters are available in the governance section of the Company’s Web site at www.campbellsoupcompany.com.

All members of the Audit Committee, the Compensation and Organization Committee and the Governance Committee are independent directors as defined by the rules of the New York Stock Exchange and the Standards set forth in Appendix A. All members of the Audit Committee also satisfy the independence requirements for audit committee members set forth in the SEC rules. The Board has determined that Sara Mathew is an audit committee financial expert, as defined by the SEC rules.

Membership in the standing committees as of the record date, September 23, 2013, was as follows:

Audit	Compensation and Organization	Finance and Corporate Development	Governance
Sara Mathew, Chair	Charles R. Perrin, Chair	Edmund M. Carpenter, Chair	Bennett Dorrance, Co-chair
Lawrence C. Karlson	Edmund M. Carpenter	Lawrence C. Karlson	Randall W. Larrimore, Co-chair
A. Barry Rand	Bennett Dorrance	Mary Alice D. Malone	Sara Mathew
Nick Shreiber	Randall W. Larrimore	Charles R. Perrin	A. Barry Rand
Tracey T. Travis	Mary Alice D. Malone	Tracey T. Travis	Nick Shreiber
Archbold D. van Beuren	Les C. Vinney	Archbold D. van Beuren	Charlotte C. Weber
	Charlotte C. Weber	Les C. Vinney

Actions taken by any of the standing committees are reported to the Board. Generally, all members of the Board receive copies of the minutes of all committee meetings and copies of the materials distributed in advance of the meetings for all of the committees.

The principal responsibilities of the standing committees, and the number of meetings held by each committee in fiscal 2013, were as follows:

Audit Committee

12 meetings in fiscal 2013

•	Evaluates the performance of and selects the Company’s independent registered public accounting firm, subject only to ratification by the shareholders;

•	Reviews the scope and results of the audit plans of the independent registered public accounting firm and the internal auditors;

•	Oversees the adequacy and effectiveness of the Company’s internal controls and disclosure controls and procedures;

•	Reviews the performance and resources of the internal audit function, which reports directly to the Audit Committee;

•	Confers independently with the internal auditors and the independent registered public accounting firm;

•	Reviews the Company’s financial reporting and accounting principles and standards and the audited financial statements to be included in the annual report;

•	Reviews the Company’s quarterly financial results and related disclosures;

•

Approves all permissible non-audit services to be performed by the independent registered public accounting firm and all relationships that the independent registered public accounting firm has with the Company;

•	Determines the appropriateness of fees for audit and non-audit services performed by the independent registered public accounting firm; and

•	Reviews the Company’s compliance and ethics program and Code of Business Conduct and Ethics.

Compensation and Organization Committee

5 meetings in fiscal 2013

•	Conducts an annual performance evaluation of the Chief Executive Officer by all independent directors;

•	Determines and approves the salary and incentive compensation, including bonus and performance restricted stock, for the Chief Executive Officer, with input from the other independent directors;

•	Reviews and approves the salaries and incentive compensation for senior executives;

•	Reviews and approves the short-term and long-term incentive compensation programs, including the performance goals;

•	Reviews the executive salary structure and the apportionment of compensation among salary and short-term and long-term incentive compensation;

•	Reviews and approves the total incentive compensation to be allocated annually to employees;

•	Reviews and recommends to the Board significant changes in the design of employee benefit plans;

•	Reviews major organizational changes;

•	Reviews executive organization and principal programs for executive development, and annually reports to the Board on management development and succession planning; and

•	Conducts an assessment of the independence of any outside advisor it chooses to retain.

For a discussion of the process by which the Compensation and Organization Committee determines executive compensation and the roles of executive officers and the Committee’s independent compensation consultant in determining executive compensation in fiscal 2013, see “Corporate Governance of Executive Compensation” on page 17.

Finance and Corporate Development Committee

7 meetings in fiscal 2013

•	Reviews and recommends to the Board all issuances, sales or repurchases of equity and long-term debt;

•	Reviews and recommends changes in the Company’s capital structure;

•	Reviews and recommends the financing plan, dividend policy, capital budget and capital expenditure program;

•	Reviews and recommends acquisitions, divestitures, joint ventures, partnerships or combinations of business interests;

•	Reviews financial risks and the Company’s principal policies, procedures and controls with respect to investment and derivatives, foreign exchanges and hedging transactions;

•	Recommends proposed appointments to the Administrative Committee of the Company’s 401(k) savings plan and pension plans; and

•	Oversees the administration and the investment policies and practices of the Company’s 401(k) saving plan and pension plans.

Governance Committee

6 meetings in fiscal 2013

Reviews and makes recommendations to the Board regarding:

•	The organization and structure of the Board;

•	Qualifications for director candidates;

•	Candidates for election to the Board;

•	Evaluation of the Chairman’s performance;

•	Candidates for the position of Chairman of the Board;

•	Chairpersons and members for appointment to the Board Committees;

•	Remuneration for Board members who are not employees; and

•	The role and effectiveness of the Board, the respective Board Committees and the individual directors in the Company’s corporate governance process.

The Governance Committee determines the amount and design of all compensation provided to non-employee directors. The Senior Vice President—Chief Legal and Public Affairs Officer and the Vice President and Corporate Secretary make recommendations to the Governance Committee regarding changes to the director compensation program. The Governance Committee also reviews any transaction with a related person, in accordance with the Board’s policy concerning such transactions.

The Governance Committee seeks potential nominees for Board membership in various ways and will consider suggestions submitted by shareholders. See pages 12 through 13 for the procedures for submitting nominee information.

Compensation and Organization Committee Interlocks and Insider Participation

There are no Compensation and Organization Committee interlocks, and all members of the Committee are independent.

Evaluations of Board Performance

Since 1995, the Board’s Governance Committee has led annual evaluations of Board performance. The evaluation process is designed to facilitate ongoing, systematic examination of the Board’s effectiveness and accountability, and to identify opportunities for improving its operations and procedures.

In accordance with the requirements of the Corporate Governance Listing Standards of the New York Stock Exchange, in 2013, the Board completed an evaluation process focusing on the effectiveness of the performance of the Board as a whole, and each standing committee conducted a separate evaluation of its own performance and of the adequacy of its charter. The Governance Committee designed and coordinated the Board evaluation and reported on its results. Each committee also reported to the Board on the results of its annual self-evaluation.

In the Board evaluation process, each non-employee director completed an evaluation form that solicited directors’ assessments regarding 30 questions relating to the qualifications and responsibilities of directors, the effectiveness of Board and committee operations, and the oversight of management. Following review and discussion of a composite report by the Governance Committee, its Co-Chairs presented a report to the Board that provided recommendations to enhance Board effectiveness based upon the responses received in this process.

In the committee evaluation process, the members of each standing committee completed an evaluation form that elicited assessments regarding the appropriateness of the committee’s charter and the adequacy of the written materials distributed in advance of meetings, the time available for discussion of important policy matters, and the manner in which specific committee responsibilities were discharged. Following discussion of a composite report within each committee, the chair of the committee reported to the Board regarding its overall findings and recommendations to improve committee operations.

Director Continuing Education

Since fiscal 2005, the Company has maintained a formal program of continuing education for directors. In September 2010, the Governance Committee revised the program and established the expectation that each Director will complete a total of 16 hours of director continuing education over the course of two years through a combination of Company-sponsored courses or events, in-person or online director education programs sponsored by outside parties, online training courses offered as part of the Company’s compliance training program for employees, and certain other educational experiences as may be approved by the Governance Committee from time to time. In fiscal 2013, directors participated in Company-sponsored sessions on business-related topics, and also participated in courses provided by outside parties covering various governance matters and topics of interest to audit and compensation committee members.

Board Oversight of Enterprise Risk

In accordance with New York Stock Exchange Corporate Governance Listing Standards, the Audit Committee charter assigns to that committee the responsibility to review the Company’s policies and practices with respect to risk assessment and risk management, including major financial risk exposures, and the steps management has taken to monitor and control such exposures. As noted in the commentary to the Listing Standards, enterprise risk management is fundamentally a responsibility of the Company’s management, but the Audit Committee is charged with reviewing the policies and practices that govern this process.

In 2006, the Audit Committee recommended, and the Board approved, a framework pursuant to which the Board as a whole and each of the standing committees have been assigned specific accountabilities for review of the Company’s management of certain categories of enterprise risk. The responsibilities reflected in the framework are included in the annual schedules of recurring agenda items for the Board and the respective committees, and the Audit Committee reviews the framework annually. In addition, a review of the principal enterprise risks whose oversight is assigned to the Board as a whole is incorporated in the Board’s annual agenda.

Policy on Pledging

In September 2013, the Board of Directors, upon the recommendation of the Governance Committee, adopted a policy that prohibits any director or executive officer from pledging any shares of Campbell common stock that he or she owns or controls, directly or indirectly, as security under any obligation. This policy is prospective and is not applicable to pledge arrangements in existence as of September 25, 2013. Directors who had pledged shares as of September 25, 2013 are expected to reduce the number of shares pledged in a reasonable manner over time. See the footnotes following the Security Ownership of Directors and Executive Officers table on pages 6 through 7 for additional information regarding shares subject to pledge obligations and reductions in the number of shares pledged over the last two years.

Process for Nomination and Evaluation of Candidates for Director

The Governance Committee is responsible for investigating, reviewing and evaluating the qualifications of candidates for membership on the Board and for assessing the contributions and performance of directors eligible for re-election. It is also responsible for recommending director nominees for approval by the Board and nomination for election at the Annual Meeting of Shareholders.

Recommendation of New Nominees.    When vacancies on the Board arise due to the retirement or resignation of directors, the Governance Committee may consult with other directors and/or with senior management to obtain recommendations of potential candidates to fill these positions, and may also retain a search firm to assist it in identifying and evaluating candidates. The Governance Committee also considers candidates for election to the Board who are recommended to the Committee by shareholders.

Please see page 1 for a description of the criteria for the selection of directors.

All candidates considered by the Governance Committee for potential recommendation to the Board as director nominees are evaluated by the Governance Committee in light of the minimum qualifications listed on page 1. When vacancies occur, the Governance Committee also reviews the overall composition of the Board to determine whether the addition of a director with one or more of the additional skills or qualities listed on page 1 would be desirable to enhance the effectiveness of the Board, and whether candidates with other specific experience or expertise should be sought at that particular time. If an outside search firm is retained to assist in identifying and evaluating candidates, the Governance Committee also considers the assessments of the search firm and the background information it provides on the persons recommended for consideration. The Chairman of the Board, the Co-Chairs of the Governance Committee and the Chief Executive Officer customarily interview leading candidates. Other directors and/or members of senior management may also interview these candidates. Candidates recommended by shareholders will be evaluated using the same process that is employed to evaluate any other candidate.

2013 Nominees.    All director nominees listed in this proxy statement were also nominated by the Board and elected by the shareholders in November 2012.

Re-Nomination of Incumbent Directors.    The Company’s Corporate Governance Standards require the Governance Committee to assess the performance of each director eligible for re-election at the Annual Meeting. The Governance Committee’s annual agenda contemplates that these assessments will occur in advance of the Governance Committee’s recommendation of a slate of director nominees for approval by the Board. In the individual director assessment conducted by the Governance Committee in fiscal 2013, each director was evaluated in light of the criteria set forth in the Corporate Governance Standards with respect to the qualification of directors and the composition of the Board. In addition, the Co-Chairs of the Governance Committee solicited an assessment of each director from the Chairman of the Board.

Shareholder Recommendations.    Shareholders who wish to recommend candidates for nomination for election to the Board may do so by writing to the Corporate Secretary of Campbell Soup Company at 1 Campbell Place, Camden, New Jersey 08103-1799. The recommendation must include the following information:

1.	The candidate’s name and business address;

2.	A resume or curriculum vitae which describes the candidate’s background and demonstrates that he or she meets the minimum qualifications set forth above;

3.	A letter from the candidate stating that he or she is willing to serve on the Board if elected, and identifying any legal or regulatory proceedings in which he or she has been involved during the last ten years; and

4.	A statement from the shareholder recommending the candidate, indicating that he or she is the registered owner of Campbell shares, or a written statement from the “record holder” of Campbell shares indicating that the shareholder is the beneficial owner of such shares.

Requirement of Majority Shareholder Votes in Uncontested Director Elections

In 2007 the Board adopted a policy, set forth in the Company’s Corporate Governance Standards, which provides that any nominee for director in an uncontested election who receives more votes “withheld” from his or her election than votes “for” his or her election shall immediately tender an offer of resignation following certification of the shareholder vote. The Board will accept the resignation unless there is compelling reason for the director to remain on the Board, and will promptly disclose the action it has taken and the reasons for it.

Director Attendance at Board and Committee Meetings

Directors meet their responsibilities by preparing for and attending Board and committee meetings, and through communication with the Chairman, the Chief Executive Officer and other members of management on matters affecting the Company. During fiscal 2013, the Board of Directors held six regular meetings and two special meetings. All directors attended at least 75% of scheduled Board meetings and meetings held by committees of which they were members.

Director Attendance at Annual Meeting of Shareholders

All directors who are standing for re-election are expected to attend the Annual Meeting of Shareholders. Thirteen of the fifteen directors who were standing for re-election attended the 2012 Annual Meeting of Shareholders.

This Corporate Governance section, which began on page 8 was reviewed and discussed by the Governance Committee, and the Governance Committee recommended to the Board that it be included in this proxy statement.

Governance Committee

Bennett Dorrance, Co-Chair

Randall W. Larrimore, Co-Chair

Sara Mathew

A. Barry Rand

Nick Shreiber

Charlotte C. Weber

Transactions with Related Persons

Under the Company’s written Policy Concerning Transactions with Related Persons (the “Related Persons Policy”), the Governance Committee is required to review and, in appropriate circumstances, approve or ratify any transaction in which the Company was or is to be a participant, the amount involved exceeded or is expected to exceed $120,000 and any related person had or will have a direct or indirect interest, as well as any material amendment to or modification of such a transaction.

Management has established procedures for identifying and monitoring transactions that may be subject to Governance Committee review under the Related Persons Policy or disclosure under SEC rules. Under the Company’s conflicts of interest policy, directors and executive officers have a duty to report transactions in which they or their immediate family members have a direct or indirect interest and which might be deemed to constitute related person transactions. Directors and executive officers also annually complete a proxy questionnaire in which they are asked to identify all for-profit and not-for-profit entities with which they are associated. Based on the disclosures in the proxy questionnaires, management ascertains whether the Company has engaged or is expected to engage in any transactions involving these entities, directly or indirectly, of which the relevant director or executive officer may be unaware.

The Related Persons Policy specifies that the Governance Committee shall review the material terms of such a transaction, including the approximate dollar amount, and the material facts as to the related person’s direct or indirect interest in, or relationship to, the transaction. In determining whether to approve or ratify a transaction, the Governance Committee is directed to consider, among other factors it may deem appropriate, whether the transaction was or will be on terms no less favorable than those generally available to an unaffiliated third party under the same or similar circumstances. No director may participate in the discussion or approval of a transaction in which he or she, or a member of his or her immediate family, has a direct or indirect interest.

The Co-Chairs of the Governance Committee (or, if a transaction involves one of the Committee Co-Chairs, the Chairman of the Board) may approve or ratify a related person transaction in which the aggregate amount involved is less than $1 million. Any transaction approved by the Co-Chairs or the Chairman is to be reported to the Governance Committee at its next regularly scheduled meeting.

The following types of transactions are deemed by the Related Persons Policy to have been approved in advance by the Governance Committee, even if the aggregate amount involved exceeded or will exceed $120,000:

•	Compensation paid by the Company to a director or executive officer for services rendered to the Company as a director or executive officer.

•

Transactions with other entities in which a related person has a direct or indirect interest solely as a result of being a director of the other entity or of owning, with all other related persons, a less than 10% equity or limited partnership interest in the entity, and the aggregate amount of the transaction does not exceed the greater of $1 million or 2% of that entity’s total annual revenues.

•

Contributions by the Company to charitable organizations with which a related person’s relationship is solely that of an employee (other than an executive officer), director or trustee, and the aggregate amount of the contribution does not exceed the lesser of $25,000 or 2% of the charitable organization’s annual receipts.

•

Transactions in which a related person’s only interest is as a holder of the Company’s stock, and all holders received or will receive proportional benefits (such as the payment of regular quarterly dividends).

•	Transactions involving competitive bids.

•	Transactions in which the rates or charges are regulated by law or government authority.

•	Transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

There were no transactions during the period from July 29, 2012 to October 1, 2013, and none are currently proposed, in which the Company was or is to be a participant, the amount involved exceeded or is expected to exceed $120,000, and any related person had or will have a direct or indirect material interest.

Audit Committee Report

The Audit Committee is comprised of the six directors named below. The Board has determined that each member of the Committee meets the current requirements as to independence, experience and expertise established by the New York Stock Exchange. Sara Mathew is an audit committee financial expert as defined by SEC rules. A copy of the Audit Committee Charter, as most recently updated in September 2004, is available at the Company’s corporate website at www.campbellsoupcompany.com in the governance section under Board Committees.

One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight of the integrity of the Company’s financial statements and financial reporting process, including its system of internal controls.

To fulfill these oversight responsibilities, the Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 28, 2013, and has reviewed and discussed with the independent registered public accounting firm the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee. In addition, the Committee has received from the independent auditors a written report stating that they are not aware of any relationships between the registered public accounting firm and the Company that, in their professional judgment, may reasonably be thought to bear on their independence, as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the audit committee concerning independence. The Committee has discussed with the independent registered public accounting firm the firm’s objectivity and independence. The Committee has also considered whether the provision of non-audit services by the independent registered public accounting firm to the Company for the most recent fiscal year and the fees and costs billed and expected to be billed by the independent registered public accounting firm for those services are compatible with maintaining its independence.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee has reviewed with the internal auditors and independent registered public accounting firm, with and without members of management present, the results of their examinations, their assessment of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit Committee has discussed with the Chief Executive Officer and the Chief Financial Officer the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s system of disclosure controls and procedures.

Based on the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that Campbell’s audited consolidated financial statements be included in Campbell’s Annual Report on Form 10-K for the fiscal year ended July 28, 2013, for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board that PricewaterhouseCoopers LLP be appointed independent registered public accounting firm for the Company for fiscal 2014.

Audit Committee

Sara Mathew, Chair

Lawrence C. Karlson

A. Barry Rand

Nick Shreiber

Tracey T. Travis

Archbold D. van Beuren

Independent Registered Public Accounting Firm Fees and Services

The aggregate fees, including expenses, billed by PricewaterhouseCoopers LLP, Campbell’s independent registered public accounting firm, for professional services in fiscal 2013 and 2012 were as follows:

Services Rendered	Fiscal 2013	Fiscal 2012
Audit Fees	$5,445,000	$4,113,000
Audit-Related Fees	$422,000	$58,000
Tax Fees	$636,000	$667,000
All Other Fees	$16,000	$22,000

The Audit Committee’s charter provides that the Committee will pre-approve all audit services and all permissible non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm. From time to time, the Committee may delegate its authority to pre-approve non-audit services to one or more Committee members. Any such approvals shall be reported at the next Audit Committee meeting.

The audit fees for the years ended July 28, 2013, and July 29, 2012, include fees for professional services rendered for the audits of the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company, quarterly reviews, statutory audits, SEC filings, comfort letters and accounting consultations.

The audit-related fees for the years ended July 28, 2013, and July 29, 2012, include fees for services related to accounting considerations, pension plan audits, agreed-upon procedures reports, and due diligence procedures.

Tax fees for the years ended July 28, 2013, and July 29, 2012, include fees for services related to tax compliance, including the preparation of tax returns and tax assistance with tax audits, transfer pricing and expatriate tax matters.

Other fees for the years ended July 28, 2013, and July 29, 2012, include fees associated with the use of accounting and technical research software and use of a human resource benchmarking tool.

In fiscal 2013 and 2012, 100% of the audit fees, audit-related fees, tax fees and all other fees were approved either by the Audit Committee or its designee.

Compensation and Organization Committee Report

The Compensation and Organization Committee has reviewed and discussed the following Compensation Discussion and Analysis with management, and based on such reviews and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Organization Committee

Charles R. Perrin, Chair

Edmund M. Carpenter

Bennett Dorrance

Randall W. Larrimore

Mary Alice D. Malone

Les C. Vinney

Charlotte C. Weber

Compensation Discussion and Analysis (“CD&A”)

Corporate Governance of Executive Compensation

The Compensation and Organization Committee (“Committee”) approves the Company’s executive compensation policies and programs, reviews major organizational changes and reviews the Company’s succession planning and leadership development processes. The Committee’s charter is available in the governance section of the Company’s Web site at www.campbellsoupcompany.com. The Board has determined that all members of the Committee are independent directors as defined by the New York Stock Exchange rules and the Company’s Standards.

The Committee annually reviews the Company’s compensation strategy, principles and policies, including the apportionment of pay between fixed compensation elements and incentive compensation, and the design of incentive compensation programs. The Committee approves all compensation and benefits for senior executives, authorizes the aggregate amount of annual incentive awards for all eligible participants under the Annual Incentive Plan (“AIP”) and the Long-Term Incentive (“LTI”) Program, and authorizes the Chief Executive Officer (“CEO”) to allocate the other awards under the AIP and LTI Program, up to the aggregate amount.

Each September, the Committee reviews the performance of the senior executives and approves for each executive his or her base salary, annual incentive payment and long-term incentive grant. This review of all major elements of executive compensation at one time provides the Committee with a comprehensive analysis of the target dollar amount of compensation being delivered by each element of compensation, assuming the required performance goals are 100% attained.

The Committee approves all compensation actions for approximately the top 20 senior executive positions in the Company, including the CEO, Chief Financial Officer and the other most highly compensated executive officers who are named in the summary compensation table (“named executive officers” or “NEOs”). By the terms of its charter, the Committee has delegated to the Chair of the Committee the authority to approve compensation actions for the Company’s senior executives between Committee meetings when necessary for business continuity purposes. The Chair of the Committee and the Chairman of the Board of Directors must jointly approve any equity grants made to executive officers between meetings.

It is the Company’s customary practice for the CEO and the Senior Vice President and Chief Human Resources Officer to provide recommendations to the Committee on compensation actions for these senior executives (except for his or her own compensation actions) and on potential changes in the design of executive compensation programs. In September 2013, the CEO and the Senior Vice President and Chief Human Resources Officer recommended to the Committee compensation actions for approximately the top 20 senior executive positions (other than their own positions), including AIP awards for fiscal 2013 and base salaries and LTI grants for fiscal 2014.

During fiscal 2013, Yale D. Tauber, the Principal of Independent Compensation Committee Adviser, LLC, served as the Committee’s independent compensation consultant. Mr. Tauber was retained directly by the Committee and reported directly to the Committee. Mr. Tauber advised the Committee on CEO compensation, compensation trends, governance issues and other matters of interest to the Committee. Mr. Tauber worked solely for the Committee and provided no services to management or other services to the Company in fiscal 2013.

The Senior Vice President-Chief Legal and Public Affairs Officer and the Senior Vice President and Chief Human Resources Officer work with the Committee to develop the annual list of agenda items and the annual schedule of meetings for the Committee, which are set prior to each fiscal year. The list of agenda items is approved by the Committee.

Compensation Principles and Policies

The Committee annually reviews, and the Board approves, the principles and policies for executive compensation. The principles and policies are:

•

Campbell offers a total compensation package that is designed to attract, motivate and retain talent of the caliber needed to deliver successful business performance in absolute terms and relative to competition.

•	Campbell’s compensation program is designed to link pay to Company, business unit and individual performance in absolute terms and relative to competition.

•	Compensation levels are set after comparing Campbell’s pay levels and practices to the practices of other food, beverage and consumer products companies in the Compensation Peer Group (see below) where the Company primarily competes for executive talent. Composition of this group is reviewed annually by the Committee.

•

Campbell targets base salaries, annual incentives and total annual cash compensation to the median of the Compensation Peer Group. Long-term incentives are targeted above the median. Total compensation, consisting of salary, annual incentives and long-term incentives, is targeted at 5% to 10% above the median, in the aggregate. Since Campbell is smaller than the median size of the group, a regression analysis is performed to adjust the compensation data for the top executive positions to take account of differences in the total revenue of various companies compared to Campbell’s total revenue. The Company’s competitive position is reviewed annually by the Committee.

•

Annual incentive payments are based on annual Company performance compared with goals established at the beginning of the fiscal year in four measurement areas relating to the Company’s financial, marketplace, operational and strategic objectives for that year. The Committee evaluates performance compared to goals each year and uses discretion to determine the total AIP pool available.

•

Long-term incentive grants are delivered in a combination of performance-restricted share units and time-lapse restricted share units, with the mix varying by level of responsibility within the organization. Employees with higher levels of responsibility receive a higher percentage of performance-restricted share units.

•

Senior executives have a substantial portion of compensation at risk, based upon the achievement of the performance goals for annual incentive payments and the performance goals for long-term incentives. When Company performance is strong, senior executives will receive compensation that is well above the median of the Compensation Peer Group. When Company performance is weak, senior executives will receive compensation well below the median. To align the interests of the Company’s senior executives with those of shareholders, a higher proportion of incentive compensation is delivered to senior executives through long-term incentives that are paid out depending upon the Company’s financial performance (see below for description of the LTI Program).

Compensation Objectives

The objectives of the Company’s executive compensation program are to:

•	Align the financial interests of the Company’s executives with those of its shareholders, in both the short and long term;

•	Provide incentives for achieving and exceeding the Company’s short-term and long-term goals;

•

Attract, motivate and retain highly competent executives by providing total compensation that is competitive with compensation paid at other well-managed companies in the food, beverage and consumer products industries; and

•

Differentiate the level of compensation paid to executives based on individual and business unit performance, leadership potential, and level of responsibility within the organization. Individual performance is rated based upon demonstrated leadership skills, accomplishment of objectives, business unit or functional accountabilities and personal contributions.

Results of 2012 Shareholder Advisory Votes Relating to Executive Compensation

At the 2012 Annual Meeting of Shareholders, the Company held its annual shareholder advisory vote on executive compensation, or say-on-pay vote. Ninety-eight percent (98%) of the votes cast were in favor of the say-on-pay proposal.

As the Committee evaluated the Company’s compensation principles and policies during fiscal 2013, it was mindful of this favorable outcome and the shareholders’ strong support of the Company’s compensation objectives and compensation programs. The Committee has maintained its general approach to executive compensation, and made no material changes in fiscal 2013 to the compensation principles and policies or the objectives of the Company’s compensation program. The Company will continue to hold say-on-pay votes annually until the next shareholder advisory vote on frequency takes place. See “Item 3 — Advisory Vote on Executive Compensation” on pages 46 through 47 for additional information on the 2013 say-on-pay vote.

Peer Groups

The Committee identifies both a Compensation Peer Group and a Performance Peer Group in designing and determining compensation for its executive officers. The Committee uses the Compensation Peer Group to evaluate the competitiveness of executive compensation and uses the Performance Peer Group to measure the competitiveness of the Company’s TSR performance. In order to determine total compensation paid by companies that compete with Campbell for executive talent, in fiscal 2013, the Committee compared Campbell’s total compensation levels with the levels at 30 companies in the food, beverage and consumer products industries (“Compensation Peer Group”), using compensation data provided by Aon Hewitt. Given Campbell’s relatively small size in relation to many of the companies in the Compensation Peer Group, a regression analysis was performed to adjust the compensation data for the top positions for differences in the total revenues of the various companies compared to Campbell’s total revenue. The Committee believes that use of the Compensation Peer Group is the most effective method to evaluate and set the compensation needed to attract, motivate and retain the executive talent needed to manage the Company’s businesses and operations successfully, because these are the primary companies with which Campbell competes for senior executives. Use of this peer group also provides a broad database that allows Campbell to obtain accurate, representative survey information for a majority of its positions. The composition of the Compensation Peer Group is approved by the Committee each fiscal year after obtaining advice from its independent compensation consultant. For the purpose of determining fiscal 2013 compensation, the Compensation Peer Group consisted of the following companies:

Compensation Peer Group

Altria Group	H. J. Heinz Company	McCormick & Company, Inc. (1)
Anheuser-Busch InBev	The Hershey Company (1)	Mead Johnson Nutrition Company (1)
The Clorox Company	Hillshire Brands Company	Mondelez International (1)
The Coca-Cola Company	Hormel, Inc. (1)	Nestle USA, Inc.
Colgate-Palmolive Company	Johnson & Johnson Company	PepsiCo, Inc.
ConAgra Foods, Inc. (1)	The J.M. Smucker Company (1)	The Procter & Gamble Company
Dean Foods	Kellogg Company (1)	Reynolds American Inc.
Del Monte Foods Company	Kimberly-Clark Corporation	S.C. Johnson & Son, Inc.
Diageo North America, Inc.	Kraft Foods Group, Inc. (1)	Tyson Foods (1)
General Mills, Inc. (1)	Mars, Inc.	Unilever United States, Inc.

(1)	These companies, plus Campbell, constitute the Standard and Poor’s Packaged Foods Group (“Performance Peer Group”), which is used to measure TSR performance for calculation of the payout of TSR performance-restricted share units under the LTI Program.

The Performance Peer Group, which is a subset of the Compensation Peer Group, is independently selected by Standard and Poor’s (“S&P”) based upon the similarities of the companies’ businesses in the packaged foods industry. Companies that are added to and deleted from the S&P Packaged Foods Group are automatically added to or deleted from the list of companies whose TSR rankings are compared to Campbell’s ranking for TSR performance-restricted stock units. The list of companies in the S&P Packaged Foods Group is readily available through S&P.

The Committee and management exercise no discretion in selecting the companies that are included in the S&P Packaged Foods Group. The Committee reviewed the Performance Peer Group in fiscal 2013 and continues to believe that it is the appropriate group in Campbell’s industry against which to measure the Company’s TSR performance. TSR performance of the companies in the Compensation Peer Group that are not in the packaged foods industry is more likely to be affected by economic developments that do not affect the packaged foods industry.

Risk Assessment — Incentive Compensation Programs

During fiscal 2013, management completed, for review by the Committee, an assessment of the Company’s compensation programs on a global basis, with a focus on incentive compensation programs. Based on a number of factors, including the governance process employed, the relative size of the potential payouts in the aggregate and for any individual, the inclusion of a “cap” on the maximum payout and the use of multiple metrics in the respective incentive programs, the Committee believes that the Company’s compensation programs do not present a risk that is reasonably likely to have a material adverse effect on the Company.

Elements of Executive Compensation

The elements of Campbell’s executive compensation program are:

•	base salary;

•	performance-based annual incentive compensation;

•	long-term equity incentive compensation;

•	pension and nonqualified deferred compensation benefits;

•	perquisites; and

•	post-termination compensation and benefits.

The proportion of compensation delivered in each of these elements is designed to:

•

put more compensation at risk based upon Company or business unit and individual performance for senior executives whose performance is more likely to influence the results of the executive’s business unit or function, or the results of the Company;

•

provide the opportunity for executives to earn above-median compensation primarily through annual and long-term incentives, with performance goals that align executives’ interests directly with those of Campbell’s shareholders;

•	provide consistency over time in the proportion of compensation opportunity among the elements, while varying actual pay based upon Company, business unit and individual performance; and

•	be competitive with the practices of the Compensation Peer Group in order to attract, motivate and retain key executives.

Base Salary

Base salaries are intended to provide a base level of income that is competitive in relation to the responsibilities of each executive’s position. Midpoints of base salary ranges are targeted at the median of the Compensation Peer Group, reduced by regression for executive officers based on revenue by reason of the Company’s relatively small size compared to many of the companies in the Compensation Peer Group. Salary ranges and individual salaries for senior executives are reviewed annually by the Committee. The Committee considers salary levels for senior executives each September, when it also reviews the performance of those executives. Merit increases are generally based on the CEO’s (for executives other than the CEO) and the Committee’s assessment of individual performance. Targets for annual incentive payments and long-term incentive grants are a percentage of base salary (see below).

The Committee considers a number of factors in determining individual base salaries, including the scope of an individual’s job responsibilities, his or her individual contributions, business performance, job market conditions, the Company’s salary budget guidelines, and the individual’s current base salary as compared with those of persons in similar positions at other companies in the Compensation Peer Group, as well as within the Company. The Committee does not use a mathematical formula in which these factors or their interrelationships are quantified and weighted (either in general, or with respect to any individual executive). During a particular year, one factor or group of factors may play a more significant role in the determination of an executive’s base salary than in other years, based on the Committee’s judgment and discretion.

An executive’s individual performance may be assessed based upon any of his or her demonstrated leadership skills, accomplishment of objectives, business unit or functional accountabilities, and personal contributions. A broad range of factors relevant to each of these areas, generally qualitative in nature, may be considered in this assessment. The Committee’s judgments regarding base salaries are also strongly influenced by the judgments and recommendations of the CEO with respect to the other named executive officers. In the case of the CEO’s base salary, the assessment is made by the Committee and the Board.

Named executive officers, like other executives of the Company, have annual performance objectives which include individual goals that relate to the business performance of the Company and/or the individual’s business unit or corporate function. As indicated above, the extent to which an executive attains these objectives is one of the factors considered in determining his or her base salary for the following year. However, no single individual performance factor or specific set of individual or business performance factors is dispositive in this determination, and no specific factor or specific set of factors is material to determinations concerning base salaries for any of the named executive officers.

Annual Incentive Plan (“AIP”)

Background

Annual incentives are cash awards that are intended to motivate and reward the achievement of business goals approved by the Board in the annual operating plan and three-year strategic plan, and to assure that these goals are achieved in a manner that strengthens the business for the long term. Annual incentive targets are set at the median of the Compensation Peer Group. At the beginning of each fiscal year, the Committee establishes a competitive annual incentive target, expressed as a percent of base salary, for each executive salary level. For fiscal 2013, the annual incentive targets for senior executives, other than the CEO, ranged from 60% to 100% of base salary, with executives at the higher levels having a higher percentage at risk. These percentages are at or near the median for similar executive positions at companies in the Compensation Peer Group. The sum of the individual incentive targets for all participants (approximately 1,800 executives, managers and professionals) comprises the target incentive pool.

Since fiscal 2003, the Committee has used a Company “scorecard” in which a number of quantitative and qualitative goals for the Company as a whole and its business units are established at the beginning of each fiscal year for the purposes of the AIP. The goals defined in the scorecard fall within four key measurement areas relating respectively to the Company’s financial, strategic, operational and marketplace objectives. Goals include a mix of quantitative and qualitative factors. The goals in the four measurement areas require effective execution of business plans and are difficult to attain. Corresponding goals, consistent with the total Company scorecard, are established for the respective business units. The goals listed in the scorecard are not weighted in any manner.

After a fiscal year has ended, the Committee assesses total Company performance in light of the goals enumerated in the scorecard for that year, and exercises discretion in determining the aggregate amount of the incentive pool for the total Company for that year. The Committee’s determination of the overall Company score is not based on any mathematical calculation or formula. This plan intentionally provides substantial opportunity for the exercise of judgment and discretion in determining the overall Company score. In exercising its discretion in any given year, the Committee may consider financial performance compared to peers.

The Committee’s determination of the funding of the AIP pool may range from 0 to 175%. AIP awards to each executive, within the limits of the approved total pool, are based on business unit/function performance, individual performance and, for certain executives, total Company performance, and can vary for executive officers from 0 to 200% of the individual’s incentive target. The sum of individual awards cannot exceed the approved total AIP pool. Extraordinary items, such as major restructuring and accounting changes (whether positive or negative), are excluded in determining the approved total AIP pool.

AIP awards for executive officers who are leaders of business units, and those of certain other participants in the business units, also reflect the Committee’s assessment of total Company performance for the year in order to link individual AIP awards for those executives more directly to the achievement of overall Company goals while continuing to reward business unit success. Fiscal 2013 AIP awards to executive officers who were business unit leaders were determined by multiplying the individual’s annual incentive target for the year by:

1) a percentage, based 30% on the assessment of total Company performance, and 70% on the assessment of business unit performance; and

2) a percentage based on the assessment of the participant’s performance against his or her individual objectives established at the beginning of the fiscal year.

As indicated above, payments made to participants in the AIP are influenced by their managers’ assessments of individual performance against objectives established for each participant at the beginning of the fiscal year. In the case of named executive officers other than the CEO, the Committee’s assessments of individual performance are generally based on the CEO’s judgments and recommendations. The assessment of the CEO’s individual performance is made by the Committee itself, with input from all directors. For fiscal 2013, the CEO provided recommendations to the Committee regarding the individual performance of named executive officers (other than for herself). However, since awards made to named executive officers under the AIP are closely tied to the assessment of overall Company performance or, in relevant cases, to the assessments of business unit performance, determinations relating to individual performance for fiscal 2013 are not a significant differentiating factor for these executives.

At the beginning of a fiscal year, the Committee also establishes a performance goal for the AIP that is applicable only to executive officers. This goal is referred to as the “162(m) performance goal.” The 162(m) performance goal for fiscal 2013 required that the Company achieve 80% of its adjusted EPS goal for the year. In fiscal 2013, the goal for adjusted EPS was $2.54 (reflecting acquisitions and other extraordinary items). In order for an executive officer to be eligible to receive the maximum payment of 200% of his or her annual incentive target, the Company must meet the 162(m) performance goal for the year. If the Company achieves less than 80% but not less than 50% of the adjusted EPS goal, executive officers are eligible to receive a maximum of 100% of their annual incentive targets. If the Company does not achieve at least 50% of the adjusted EPS goal, executive officers are not eligible for any AIP award. As described below, the Company exceeded its adjusted EPS goal, thereby providing an opportunity for executive officers to earn up to 200% of their AIP targets.

The Company’s achievement of the 162(m) performance goal does not assure that an executive officer will receive the maximum incentive award, because the Committee has retained “negative discretion” to reduce the award based upon the assessment of the performance of his or her business unit (or, in the case of an executive officer who is a member of the corporate staff, the assessment of total Company performance) in light of the goals set forth in the scorecard, and the assessment of his or her individual performance against individual annual objectives. The Committee has consistently exercised its negative discretion in determining annual incentive payments to executive officers. Although the Company has regularly achieved the 162(m) performance goal of 80% of the adjusted EPS goal established annually by the Committee over the last several years, during that time, no named executive officer in the applicable fiscal year has received an award equal to the maximum potential payment.

AIP Scorecard and Results for 2013

In fiscal 2012, the Company adopted a new strategic framework designed to enhance shareholder value over the long-term and drive sustainable profitable net sales growth by:

•	Profitably growing the North America Soup and Simple Meals business;

•	Expanding the Company’s International presence; and

•	Continuing to drive growth in Snacks and Healthy Beverages.

This strategic framework sets the foundation for the Company’s dual mandate to strengthen its core business and expand into higher-growth spaces. The AIP scorecard for fiscal 2013 focused on performance goals related to the execution of the Company’s strategic objectives, and the Committee assessed fiscal 2013 Company performance in the context of these key strategies.

As noted above, the AIP scorecard consists of four quadrants: financial, marketplace, operational and strategic. Goals in the financial area for fiscal 2013 included, among other things, objectives related to net sales and earnings per share (“EPS”). In fiscal 2013, the goal for adjusted net sales was $8.574 billion and the goal for adjusted EPS was $2.54, adjusted in both cases for acquisitions and other extraordinary items. Marketplace goals consisted of various measures relating to consumer purchases of the Company’s products. Operational goals consisted of objectives relating to innovation, customer relationships, cost management, product quality, high performance culture, corporate responsibility and acquisition integration. Goals in the strategic area included objectives relating to the three key strategies set forth in the strategic framework.

Based on its review of the results achieved in fiscal 2013 against the objectives defined at the beginning of the year in each of the four measurement areas of the Company scorecard and its qualitative assessment of various aspects of total Company performance, the Committee determined that the aggregate amount of the incentive pool should be funded at approximately 120% of the target amount established at the beginning of the fiscal year. In making this determination, the Committee applied no mathematical calculations or specific weightings to individual objectives identified in the scorecard, but used its qualitative judgment with respect to the Company’s performance during fiscal 2013.

The Committee recognized the Company’s solid financial performance in fiscal 2013 and the actions that were taken to stabilize and strengthen the core business and expand into faster-growing segments and markets. Key fiscal 2013 accomplishments noted by the Committee included the following:

•	fiscal 2013 adjusted net sales and adjusted EPS results which met or exceeded the targets established at the beginning of fiscal 2013;

•	growth of the North America Soup and Simple Meals business, led by the performance of U.S. Soup;

•	continued growth in the Pepperidge Farm business;

•	the significant reshaping of the Company’s portfolio of businesses to expand into higher-growth categories and geographies, including:

¡	the completion of the Bolthouse Farms acquisition and the strong financial performance of that business;

¡	the acquisition of Plum, which extended the Company’s North American business into the rapidly-growing premium baby food category;

¡	the acquisition of Kelsen (completed on August 8, 2013), which provides the Company with access to the baked snacks market in China and expands its presence in other international markets;

¡	the execution of strategic alliances to enhance the Company’s access to manufacturing and distribution capabilities in Mexico; and

¡	the pursuit of a potential sale of the Company’s simple meals business in Europe.

In addition, in fiscal 2013, the Company accelerated consumer-focused innovation, implemented initiatives to improve its supply chain cost structure, and delivered total shareowner return of over 40%.

Fiscal 2013 incentive payments to the named executive officers, other than the CEO, listed on page 30 ranged from 106% to 138% of the target incentive amount, with an average of 124%. The annual incentive awards made to the named executive officers for fiscal 2013 are listed in the Fiscal 2013 Summary Compensation Table on page 30 in the column captioned “Non-Equity Incentive Plan Compensation.”

Long-Term Incentive Program

Overview

Long-term incentives are intended to motivate and reward executives based upon the Company’s success in delivering superior value to its shareholders and to retain executives. Equity grants are approved by the Committee each September, which is near the beginning of the Company’s fiscal year. Individual grants are based on the executive’s level of responsibility in the Company, possession of critical skills, individual performance and future leadership potential as assessed in the Company’s human resources organization planning process. All shares paid out under the Company’s executive compensation programs are shares that were previously issued and outstanding and were reacquired by the Company. For fiscal 2013, long-term incentive targets for senior executives, other than the CEO, ranged from 135% to 255% of base salary at median performance, with executives at higher levels having a higher percentage at risk. These targets were designed to deliver total direct compensation at 5% to 10% above the median of the Compensation Peer Group. Grants made under the program during fiscal 2013 were made at the beginning of the fiscal year to approximately 1,050 participants.

The components of the LTI Program have evolved over time and are modified periodically to further the goals of the program. The LTI Program in fiscal 2013 consisted of four types of restricted share units: (1) TSR performance-restricted share units, which are earned based upon the Company’s TSR performance over a three-year period compared to the TSRs of the other companies in the Performance Peer Group; (2) strategic performance-restricted share units (“SPUs”), which are based on net sales and EPS goals over the course of a performance period; (3) EPS performance-restricted share units, which are earned based on the achievement of a minimal level of EPS in each fiscal year in a three-year performance period, which is designed to qualify the payment of the shares as tax deductible under Section 162(m) of the Internal Revenue Code (“IRC”); and (4) time-lapse restricted share units, which vest over three years based on continued employment. There is no payment of dividends during the restriction period; instead, accumulated dividend equivalents will be paid on the units that vest at the end of the restriction period when the grants are paid out. A detailed description of each of these components is set forth below.

TSR Performance-Restricted Share Units

Background

For grants made under the LTI Program between fiscal 2006 and fiscal 2011, 70% of executive officers’ long-term incentive opportunity was delivered in TSR performance-restricted share units and 30% in EPS performance-restricted share units. For senior executives who are not executive officers, 70% of the long-term incentive opportunity was delivered in TSR performance-restricted share units and 30% in time-lapse restricted share units. Other participants in the program received a higher proportion of time-lapse restricted share units and a lower proportion of TSR performance-restricted share units. At the time of payment, the Committee can exercise negative discretion in determining the Company’s ranking under the TSR performance-restricted share unit portion of the program in the event of extraordinary circumstances.

TSR performance-restricted share units are paid out based upon the Company’s TSR performance over a three-year period compared to the TSRs of the other companies in the Performance Peer Group over the same three-year period. For the fiscal 2011-2013 performance period, the percentage of TSR performance-restricted share units to be paid out was based upon the Company’s TSR performance ranking as follows:

Campbell’s TSR Performance Rank	1	2	3	4	5	6	7	8	9	10	11
Percentage Payout	225%	200%	175%	150%	125%	100%	75%	50%	0%	0%	0%

TSR Results for Fiscal 2011 — Fiscal 2013 Performance Period

Based on the above criteria, the payout for TSR performance-restricted share units for the fiscal 2011-2013 performance period was 0% of the target amount.

Strategic Performance-Restricted Share Units

Background

Implementation of the new strategic framework required substantial investment in fiscal 2012 to extend product platforms, re-invigorate consumer-focused marketing to expand the equities of the Company’s core brands, and drive global expansion These investments were intended to set the stage for profitable growth in fiscal 2013 and beyond.

At the beginning of fiscal 2012, the Committee decided to modify the design of the executive compensation program in order to support the execution of the Company’s new strategic framework. As an alternative to TSR performance-restricted share units, the Committee approved the grant of SPUs with a two-year performance period (fiscal 2012 through fiscal 2013), which would vest based upon the achievement of strategic plan objectives with respect to net sales and EPS growth. The Committee believed that net sales and EPS were key drivers of TSR, and that achievement of the Company’s net sales and EPS growth targets would result in value creation for shareholders. It also believed that, during a period of transition in the Company’s leadership and strategic direction, metrics reflecting performance against internal plan objectives would be more effective in retaining and motivating executives than a measure based on comparison of Company performance to a peer group.

The two performance metrics for the fiscal 2012 SPU grant were weighted equally, with 50% based on net sales growth and 50% based on EPS growth. At the end of the performance period, the Committee assessed each metric individually and added the results together to determine each participant’s total payout percentage, which could range from 0% to 200%. At the time of the grant, the Committee established that the cumulative two-year net sales and EPS targets for the SPUs would be modified to reflect acquisitions and other extraordinary items. Unlike the AIP, the Committee did not retain discretion to make any additional qualitative or quantitative judgments to determine the resulting payout. For executive officers, 70% of their fiscal 2012 long-term incentive opportunity was in the form of SPUs and 30% in EPS performance-restricted share units. For senior executives who are not executive officers, 70% of their fiscal 2012 long-term incentive opportunity was delivered in SPUs and 30% in time-lapse restricted share units. Other participants in the program received a higher proportion of time-lapse restricted share units and a lower proportion of SPUs.

The Committee also established a performance goal for the SPU portion of the LTI Program that is applicable only to executive officers who are subject to the compensation deduction limits set forth in IRC Section 162(m). The Section 162(m) performance goal for the SPU portion of the LTI Program requires that the Company achieve 80% of its cumulative two-year adjusted EPS goal at the end of the performance period. In order for an executive officer to be eligible to receive the maximum payment of 200% of his or her SPU target, the Company must meet the Section 162(m) performance goal for the performance period. If the Company achieves less than 80% but not less than 50% of the cumulative two-year adjusted EPS goal for the performance period, executive officers are eligible to receive a maximum of 100% of his or her SPU target. If the Company does not achieve at least 50% of the cumulative two-year adjusted EPS goal for the performance period, executive officers are ineligible for an SPU payout. As described below, the Company exceeded its cumulative two-year adjusted EPS goal, thereby providing an opportunity for executive officers to earn up to 200% of their SPU targets.

SPU Results for Fiscal 2012 — Fiscal 2013 Performance Period

For the fiscal 2012 — fiscal 2013 performance period, the SPU target for net sales growth (adjusted to reflect acquisitions and other extraordinary items) was $8.9 billion, which represented a compound average growth rate over the two-year period of 7.31%. Achievement of this level of net sales would result in a 100% payout of the portion of the SPUs linked to net sales. The Company’s adjusted net sales at the end of the fiscal 2012 — fiscal 2013 performance period were $8.6 billion, a compound average growth rate over the two-year period of 5.68%, which resulted in a payout of 50% of the portion of the SPUs linked to net sales.

The SPU target for adjusted EPS at the end of the fiscal 2012 — fiscal 2013 performance period was $2.54 (reflecting acquisitions and other extraordinary items), which was also the level of EPS at the beginning of the performance period. In establishing this target, the Committee expected that adjusted EPS would decline in the first year of the performance period (fiscal 2012) due to the substantial investments required to be made during that year, and that significant efforts would need to be taken in the second year of the performance period (fiscal 2013) to restore adjusted EPS to fiscal 2011 levels. At the end of the fiscal 2012 — fiscal 2013 performance period, adjusted EPS was $2.64, a cumulative two-year growth rate of 2%, which resulted in a payout of 200% of the portion of the SPUs linked to EPS.

The net sales and EPS metrics were weighted equally to determine the final percentage of SPUs to be paid out at the end of the performance period. In accordance with the formula described above, the SPUs granted for the fiscal 2012 — fiscal 2013 performance period vested at a rate of 125% of the target amount.

See Appendix B for a discussion of the adjustments to net sales and EPS and, where applicable, a reconciliation to the results as reported in accordance with generally accepted accounting principles.

EPS Performance-Restricted Share Units

EPS performance-restricted share units are paid out two months following the end of each fiscal year in the three-year performance period, provided that the adjusted EPS achieved in the fiscal year is at least 50% of the adjusted EPS goal for the AIP approved by the Committee for that fiscal year. This performance goal is designed to qualify the payment of EPS performance-restricted awards as deductible under IRC Section 162(m). The payout of EPS performance-restricted share units is either 0 or 100%. For fiscal 2013, the goal for adjusted EPS was $2.54, and actual adjusted EPS was $2.64; therefore, the payout for the EPS performance-restricted share units that were based on fiscal 2013 performance was 100%. The achievement of the adjusted EPS goal for fiscal 2013 means that one-third of the EPS performance-restricted share units granted in each of the fiscal years 2011, 2012 and 2013 vested and were paid out. Estimated future payouts of EPS performance-restricted awards granted to the Company’s named executive officers in fiscal 2013 are listed in the Grants of Plan-Based Awards in Fiscal 2013 table on page 33.

Summary of LTI Awards with Performance Periods Ended in Fiscal 2013

The table below summarizes the performance-based LTI awards granted to named executive officers in prior fiscal years with performance periods that ended during fiscal 2013. To the extent these awards vested, shares were paid out to recipients, including four of the named executive officers, following the end of fiscal 2013.

Type of Award	Year Granted	Performance Period	Percent Vested
TSR Performance-Restricted Share Units	Fiscal 2011	Fiscal 2011 — Fiscal 2013	0%
Strategic Performance-Restricted Share Units	Fiscal 2012	Fiscal 2012 — Fiscal 2013	125%
EPS Performance-Restricted Share Units	Fiscal 2011	Fiscal 2013	100%*
EPS Performance-Restricted Share Units	Fiscal 2012	Fiscal 2013	100%*
EPS Performance-Restricted Share Units	Fiscal 2013	Fiscal 2013	100%*

*Refers to the portion of the award that was tied to fiscal 2013 EPS performance, which is one-third of total grant, as noted above.

In addition, to further support the successful execution of the Company’s previously announced shift in strategic direction and leadership transition, a limited number of executives, including three of the named executive officers, received special retention grants of time-lapse restricted stock units on July 1, 2011. These units vested on June 30, 2013 and are reflected in the Option Exercises and Stock Vested in Fiscal 2013 table on page 35.

Fiscal 2013 LTI Program

TSR Performance-Restricted Share Units

In fiscal 2013, the Committee returned to using TSR performance-restricted share units for a portion of the LTI Program and continued using SPUs for a portion of the LTI Program. The Committee believed that it was appropriate in fiscal 2013 to incorporate an element that compared Company performance to an external peer group while maintaining a component that measured performance against internal plan objectives. The Committee again chose net sales and EPS as the performance metrics for the fiscal 2013 SPU grant, as it continues to believe that achievement of the Company’s net sales and EPS targets will result in value creation for shareholders.

For executive officers, 35% of their fiscal 2013 long-term incentive opportunity was comprised of TSR performance-restricted share units, 35% was comprised of SPUs, and 30% was comprised of EPS performance-restricted share units. For senior executives who are not executive officers, 35% of their fiscal 2013 long-term incentive opportunity was comprised of TSR performance-restricted share units, 35% was comprised of SPUs, and 30% was comprised of time-lapse restricted share units. Other participants in the program received a higher proportion of time-lapse restricted share units and a lower proportion of TSR performance-restricted share units and SPUs. The TSR performance-restricted share units have a three-year performance period (fiscal 2013 — fiscal 2015), and the SPUs will have a two-year performance period (fiscal 2013 — fiscal 2014).

For the fiscal 2013-2015 performance period, the percentage of TSR performance-restricted share units to be paid out will be based upon the Company’s TSR performance ranking as set forth in the chart below. At the time of payment, the Committee can exercise negative discretion in determining the Company’s ranking under the TSR performance-restricted share unit portion of the program in the event of extraordinary circumstances.

Campbell’s TSR Performance Rank	1	2	3	4	5	6	7	8	9	10	11	12
Percentage Payout	225%	200%	175%	150%	125%	100%	75%	75%	50%	0%	0%	0%

SPUs

The two performance metrics for the fiscal 2013 SPU grant — net sales growth and EPS growth — are weighted equally, with 50% based on net sales growth and 50% based on EPS growth. At the end of the performance period, the Committee will assess each metric individually and add the results together to determine each participant’s total payout percentage, which can range between 0% and 200%. The Committee has the discretion to adjust the cumulative two-year net sales and EPS targets established for the SPUs to reflect acquisitions and other extraordinary items.

The Committee also established a performance goal for the SPU portion of the LTI Program that is applicable only to executive officers who are subject to the compensation deduction limits set forth in IRC Section 162(m). The Section 162(m) performance goal for the SPU portion of the LTI Program requires that the Company achieve 80% of its cumulative two-year EPS goal for the performance period. In order for an executive officer to be eligible to receive the maximum payment of 200% of his or her SPU target, the Company must meet the Section 162(m) performance goal for the performance period. If the Company achieves less than 80% but not less than 50% of the cumulative two-year EPS goal for the performance period, executive officers are eligible to receive a maximum of 100% of his or her SPU target. If the Company does not achieve at least 50% of the cumulative two-year EPS goal for the performance period, executive officers are ineligible for an SPU payout.

Executive Stock Ownership

The Company requires senior executives to own shares to further align their interests with those of shareholders. In fiscal 2013 approximately the top 35 executives were required to achieve an ownership stake in the Company that was significant in comparison with the executive’s salary. Until the ownership level is achieved, executives must retain at least half of the after-tax value of each equity award in shares of Campbell stock upon the vesting of restricted share units or exercise of options.

The share ownership requirements for senior executives are set forth below. The ownership standard is expressed as a multiple of salary that is determined based on organization level or title. Establishing ownership standards as a multiple of base salary links the program with pay actions (i.e., base salary increases), which are performance-based, and ensures that ownership objectives remain competitive. The ownership multiples have been set at market median.

Organization Level	Multiple of Salary
CEO	6.0x
CEO Direct Reports	3.5x
Other Participating Executives	2.0x

Executives may count toward these requirements the value of shares owned and shares and share units which are deferred and fully vested in the Company’s 401(k) plan and other deferred compensation programs. Unvested restricted share units and unexercised stock options are not counted in calculating ownership. Company policy prohibits executives from hedging the economic risk associated with fully owned shares, restricted share units and unexercised stock options. The Company also has a policy which prohibits future pledging of shares by directors and executive officers.

Retirement Plans

U.S.-based, eligible NEOs participate in two defined benefit plans: (1) the Retirement and Pension Plan (“Qualified Plan”) and (2) the Mid-Career Hire Pension Plan (“MCHP”). The Qualified Plan provides funded, tax-qualified benefits up to the limits allowed under the IRC for full-time U.S. employees who commenced employment with the Company prior to January 1, 2011. The MCHP provides unfunded benefits for senior executives who are hired in the middle of their careers and that are in excess of the IRC limits applicable to the Qualified Plan. Such executives typically give up future pension benefits that they would have earned if they remained with their prior employers. The MCHP is consistent with the Company’s objective to attract and retain experienced senior executives in order to execute the Company’s business strategies. MCHP benefits are offset by benefits paid under the Qualified Plan and the plans prohibit duplication of benefits. Both plans were closed to new participants, effective December 31, 2010.

The Company adopted the Qualified Plan and the MCHP as an additional means to attract and retain employees and to provide a competitive level of pension benefits. The retirement plans provide employees, including the NEOs, the opportunity to plan for future financial needs during retirement. Under the Qualified Plan, the actual pension benefit is calculated on the same basis for all participants, and is based on:

•	length of service;

•	covered compensation (base salary and annual incentive); and

•	age at retirement.

Stock option gains, time-lapse restricted shares or units and performance-restricted shares or units, as well as any extraordinary remuneration, play no part in the calculation of retirement benefits. For a more detailed discussion of the retirement plans and the accumulated benefits under these plans, see the Pension Benefits table and the accompanying narrative beginning on page 35.

Deferred Compensation Plans

The Company adopted the Deferred Compensation Plan and the Supplemental Retirement Plan to provide an opportunity for U.S.-based participants, including eligible NEOs, to save for future financial needs. The amount of salary and annual incentive earned by an employee is not affected by the plans. The plans essentially operate as unfunded, tax-advantaged personal savings accounts of the employee administered by the Company, and they contribute to the Company’s attractiveness as an employer. For a more detailed discussion of the deferred compensation arrangements relating to the NEOs, see the Nonqualified Deferred Compensation table and accompanying narrative beginning on page 38.

Perquisites

The Company’s Personal Choice Program provides quarterly cash payments to executives in lieu of reimbursements for items such as tax or estate planning services or financial planning services. For NEOs, the annual cash payments range from $32,000 to $48,000, are reviewed by the Committee annually, are fully taxable to executives and are included in the Fiscal 2013 Summary Compensation Table on page 30. The

Committee believes that perquisite payments are appropriate to reimburse executives for financial and tax planning services or other purposes, so that the executives are not distracted from devoting their time and energy to their responsibilities to the Company. The Company also provides long-term disability protection for NEOs. Other perquisites provided by the Company to NEOs in fiscal 2013 included the payment of car and driver expenses for Ms. Morrison, expenses relating to an overseas assignment for Mr. Alexander, driver expenses for Ms. Kaden, and relocation and other expenses relating to termination of his prior employment for Mr. Mignini.

Severance Plans

The Company has severance plans for its U.S.-based exempt employees. All exempt salaried employees in the U.S., including NEOs, are covered by the plans, under which payments are based on level of responsibility, seniority and/or length of service. For the NEOs, the maximum payment under the plans is two times base salary. Mr. Mignini was not based in the U.S. during fiscal 2013, but is eligible for severance pay in a manner consistent with the other NEOs. The payment and benefit levels defined in the Company’s severance plans for U.S.-based exempt employees have been determined primarily by reference to the amount of time customarily required for employees who are involuntarily terminated without cause to find other employment. The Company believes that, due to the relative scarcity of senior executive roles, employees at higher levels in the organization generally need more time to locate comparable positions elsewhere than those at lower levels. The Company also periodically reviews the severance benefits provided at other Fortune 500 companies. Assurance of a reasonable measure of financial security in the event of involuntary termination is important to candidates for executive positions, and the extent of the severance benefits offered by Campbell in comparison with those available at other companies is sometimes a significant factor in their evaluations of the attractiveness of opportunities at Campbell. The Company generally does not enter into employment contracts in the United States and none of the NEOs, including the CEO, has an employment contract. The Company provides the severance plans to reassure employees of assistance in their transition to new employment in the event the Company terminates their employment. For a more detailed discussion of these severance arrangements, see Potential Payments on Termination or Change in Control beginning on page 39.

Change in Control Benefits

The Company has entered into Change in Control Severance Protection Agreements (“CIC Agreements”) with the NEOs as well as all other executive officers. The CIC Agreements provide for severance pay and continuation of certain benefits should a termination of employment in connection with a change in control occur. The independent members of the Board of Directors unanimously approved entry into the CIC Agreements beginning in 2000. The Committee believes that the CIC Agreements are necessary in order to retain stability in the senior executive team in the event there is a threatened or actual change in control. The Agreement requires the occurrence of the following two events in order for an executive to receive payments and benefits: (1) the executive’s employment must be terminated involuntarily and without cause (whether actual or “constructive”) and (2) the termination must occur within two years following a change in control. The Company also has change in control provisions in its AIP, its long-term incentive plans and its U.S. retirement plans, and these provisions apply equally to all participants in the plans, including the NEOs. In March 2010, the Committee determined that provisions for “gross-up” payments to cover any federal excise taxes owed on change in control-related severance payments and benefits will be eliminated in any change in control agreement entered into after January 1, 2011.

Accounting and Tax Implications

Section 162(m) of the IRC limits the tax deductibility of compensation paid to an NEO to $1 million, except to the extent the compensation is qualified performance-based compensation. The Committee’s policy is to comply with the tax-deductibility requirements of IRC Section 162(m) except where the Committee determines that compliance is not in the best interests of the Company and its shareholders. All annual incentive payments and restricted stock unit grants to executive officers during fiscal year 2013, other than the time-lapse restricted stock grant to Mr. Mignini, met the requirements for deductibility under IRC Section 162(m); however this may not be the case in future years. A tax deduction is not available under IRC Section 162(m) for the incremental amount of the base salary of a NEO that exceeds $1 million.

CEO Compensation

Denise M. Morrison became President and Chief Executive Officer of the Company as of August 1, 2011, the beginning of fiscal 2012. The fiscal 2013 compensation components for Ms. Morrison were consistent with the program described above. Ms. Morrison’s compensation was designed to be competitive with the CEO compensation paid by companies in the Compensation Peer Group over time, and her incentive compensation was directly linked to both Company performance and individual performance. The process used to review and establish Ms. Morrison’s compensation was as follows:

•

In June 2011, after reviewing CEO compensation paid by companies in the Compensation Peer Group, the Committee established a base salary for Ms. Morrison for fiscal 2012 of $950,000, a fiscal 2012 AIP target of 140% of base salary, and a fiscal 2012 LTI target of 510% of base salary.

•	In June 2012, the Committee reviewed Ms. Morrison’s AIP and LTI targets and determined it was appropriate to raise her LTI target for fiscal 2013 to 525% of base salary.

•

In September 2012, the Committee reviewed Ms. Morrison’s base salary in comparison to CEO compensation paid by companies in the Compensation Peer Group and raised her base salary to $1,000,000, effective October 1, 2012.

•	In June 2013, the Committee reviewed Ms. Morrison’s AIP and LTI targets and determined that the targets continued to be competitive and should remain unchanged.

•

In September 2013, the Committee and the Board evaluated Ms. Morrison’s performance based on the Company’s performance for fiscal 2013 against the annual AIP scorecard described above under “Annual Incentive Plan” and her individual performance, with a focus on her leadership in the following areas:

¡	advancement of the Company’s stated strategic objectives;

¡	taking action to reshape the Company’s product portfolio and geographic footprint, including the completion of three external development transactions;

¡	development and communication of a clear and consistent vision of the Company’s goals and values, and fostering a culture that rewards leadership, excellence and innovation;

¡	achievement of annual and long-term financial goals;

¡	ensuring high-quality, cost-effective management of the Company’s operations;

¡	developing, attracting and retaining an effective senior management team and the implementation of succession planning processes;

¡	development of effective programs for the recruitment, training, compensation, retention and motivation of all personnel;

¡	serving as chief spokesperson for the Company and communicating effectively with all stakeholders and constituencies; and

¡	maintaining a constructive and effective relationship with the Board of Directors.

Based on its review of competitive data, Company performance and Ms. Morrison’s individual performance, on October 1, 2012, Ms. Morrison received a grant of 50,686 SPUs, 50,685 TSR restricted share units and 43,446 EPS performance-restricted share units, which represented 100% for her target amount. Her AIP award for fiscal 2013 was $1,680,000, which represented 120% of her target amount. This award was based on Company performance compared to the goals for the AIP described on pages 21 through 22, and her performance as determined by the Committee and the Board in the CEO evaluation process.

Fiscal 2013 Summary Compensation Table

The following Summary Compensation Table (“SCT”) provides information concerning the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers (“named executive officers” or “NEOs”) for fiscal 2013. Fiscal 2012 and 2011 information is not included for Luca Mignini because he was not an executive officer of the Company during those fiscal years. The principal position shown in the table for each NEO is as of July 28, 2013. For a complete understanding of the table, please read the narrative disclosures that follow the table.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change In Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Denise M. Morrison	2013	$991,667	$0	$5,313,818	$0	$1,680,000	$540,635	$182,322	$8,708,442
President and	2012	$950,000	$0	$5,067,264	$0	$1,197,000	$1,371,001	$171,138	$8,756,403
Chief Executive Officer	2011	$837,500	$0	$1,729,674	$0	$602,292	$421,606	$100,851	$3,691,923
B. Craig Owens	2013	$825,038	$0	$2,314,982	$0	$1,042,956	$1,123,762	$102,827	$5,409,565
Senior Vice President —	2012	$808,860	$0	$2,334,039	$0	$803,397	$2,062,565	$91,196	$6,100,057
Chief Financial Officer and	2011	$793,000	$0	$3,360,612	$0	$573,628	$1,131,097	$617,473	$6,475,810
Chief Administrative Officer
Mark R. Alexander	2013	$590,703	$0	$1,729,137	$0	$741,020	$0	$86,465	$3,147,325
Senior Vice President and	2012	$540,042	$0	$1,265,505	$0	$413,707	$754,189	$749,299	$3,722,742
President — Campbell North	2011	$487,500	$0	$1,791,529	$0	$344,666	$268,628	$1,114,498	$4,006,821
America
Ellen Oran Kaden	2013	$714,583	$0	$1,996,888	$0	$904,050	$38,095	$194,814	$3,848,430
Senior Vice President —	2012	$665,012	$0	$1,821,395	$0	$646,800	$1,592,995	$179,361	$4,905,563
Chief Legal and Public Affairs	2011	$632,225	$40,000	$2,660,615	$0	$418,908	$325,643	$169,227	$4,246,618
Officer
Luca Mignini	2013	$344,220	$600,000	$1,843,032	$0	$298,567	$0	$30,608	$3,116,427
Senior Vice President and
President — Campbell
International

Salary (Column C)

The amounts reported in this column represent base salaries paid to each of the NEOs for fiscal 2013, 2012 and 2011, if the individual was a NEO in those years. The amount reported in this column for Mr. Mignini for fiscal 2013 was paid in Euros and converted to U.S. dollars at the rate of $1.00 = 0.7567€. The conversion rate used was the 30-day average currency exchange rate from December 23, 2012 through January 21, 2013, the 30 calendar days preceding the commencement of Mr. Mignini’s employment with the Company on January 21, 2013. This conversion rate was used for all payments to Mr. Mignini between January 21, 2013 and July 31, 2013, as agreed to by the Company and Mr. Mignini prior to the commencement of his employment with the Company.

Bonus (Column D)

The amount reported in this column for Ms. Kaden for fiscal 2011 represents a payment under an employee recognition program for outstanding performance. The amount reported in this column for Mr. Mignini represents a one-time cash payment in recognition of the forfeiture of short-term incentive opportunity and long-term incentive grants from Mr. Mignini’s prior employment. The amount reported in this column for Mr. Mignini was paid in Euros and converted to U.S. dollars at the rate of $1.00 = 0.7567€. The conversion rate used was the 30-day average currency exchange rate from December 23, 2012 through January 21, 2013, the 30 calendar days preceding the commencement of Mr. Mignini’s employment with the Company on January 21, 2013. This conversion rate was used for all payments to Mr. Mignini between January 21, 2013 and July 31, 2013, as agreed to by the Company and Mr. Mignini prior to the commencement of his employment with the Company. Payments under the AIP are listed in column G.

Stock Awards (Column E)

The amounts reported represent the aggregate grant date fair value of the stock awards, calculated in accordance with ASC Topic 718, for the listed fiscal year. The assumptions used by the Company in calculating these amounts are included in Note 17 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended July 28, 2013 (“2013 Form 10-K”). The amounts reported in the Summary Compensation Table for these awards assume a future payout at the target level and may not represent the amounts that the NEOs will actually realize from the awards. Whether, and to what extent, an NEO realizes value will depend on the Company’s actual operating performance and the NEO’s continued employment. If Company performance results in a future payout at the maximum level, the aggregate grant date fair value of the stock awards granted in fiscal 2013 would have been as follows: Ms. Morrison, $9,609,148; Mr. Owens, $4,186,269; Mr. Alexander, $3,126,833; Ms. Kaden, $3,610,984; and Mr. Mignini, $1,843,032. For additional information on grant date fair value and estimated future payouts of stock awards, see the Grants of Plan-Based Awards in Fiscal 2013 table on page 33, and to see the value of stock awards actually realized by the NEOs in fiscal 2013, see the Option Exercises and Stock Vested in Fiscal 2013 table on page 35.

Option Awards (Column F)

No stock options were granted to executives in fiscal years 2013, 2012 or 2011; therefore, there is no amount to report above. The Company ceased issuing stock options to employees beginning in fiscal 2006. To see the value received by NEOs upon exercise of option awards in fiscal 2013, see the Option Exercises and Stock Vested in Fiscal 2013 table on page 35. Details for each of the outstanding option awards to NEOs can be found in the Outstanding Equity Awards at 2013 Fiscal Year-End table on page 34.

Non-Equity Incentive Plan Compensation (Column G)

The amounts reported in this column reflect the amounts earned and paid to the NEOs for fiscal 2013, 2012 and 2011 under the AIP. The amount reported in this column for Mr. Mignini was paid in Euros and converted to U.S. dollars at the rate of $1.00 = 0.7644€. The conversion rate used was the 30-day average currency exchange rate from July 2, 2013 through August 1, 2013. This conversion rate was used for all payments to Mr. Mignini subsequent to July 31, 2013, as agreed to by the Company and Mr. Mignini prior to the commencement of his employment with the Company. Payments under the AIP were calculated as described in the CD&A beginning on page 21.

Change in Pension Value and Nonqualified Deferred Compensation Earnings (Column H)

The change in pension amounts reported for fiscal 2013 are comprised of changes between July 30, 2012, and July 28, 2013, in the actuarial present value of the accumulated pension benefits for each of the NEOs. The NEOs receive pension benefits under the same formula applied to all U.S. salaried employees, except for benefits accrued under the Mid-Career Hire Pension Plan. The assumptions used by the Company in calculating the change in pension value are described on page 38.

The values reported in this column are theoretical, as those amounts are calculated pursuant to SEC requirements and are based on assumptions used in preparing the Company’s consolidated audited financial statements for the years ended July 29, 2012, and July 28, 2013. The Company’s pension plans utilize a different method of calculating actuarial present value for the purpose of determining a lump sum payment, if any, under the plans. The change in pension value from year to year as reported in the table is subject to market volatility and may not represent the value that a NEO will actually accrue under the Company’s pension plans during any given year. Mr. Mignini was not eligible to participate in any pension plan during fiscal 2013. The material provisions of the Company’s pension plans and deferred compensation plans are described beginning on page 35 and on page 38.

No NEO received above-market earnings (as this term is defined by the SEC) on their nonqualified deferred compensation accounts during fiscal 2013.

All Other Compensation (Column I)

The amounts reported in this column reflect, for each NEO, the sum of (i) the incremental cost to the Company of all perquisites and other personal benefits; (ii) amounts contributed by the Company to the 401(k) plan and the 401(k) supplemental program, which are part of the Company’s deferred compensation plans; and (iii) the premiums paid by the Company for executive long-term disability benefits.

The following table outlines those (i) perquisites and other personal benefits and (ii) additional all other compensation required by the SEC rules to be separately quantified:

Name	Personal Choice(1)	401(k) Company Contribution	401(k) Supplemental Company Contribution(2)	Long- Term Disability	Other		Total

Denise M. Morrison	$48,000	$10,200	$77,263	$5,574	$41,285	(3)	$182,322
B. Craig Owens	$32,000	$10,200	$54,910	$5,717	$0		$102,827
Mark R. Alexander	$32,000	$10,200	$29,924	$3,805	$10,536	(4)	$86,465
Ellen Oran Kaden	$47,000	$10,200	$44,226	$6,747	$86,641	(5)	$194,814
Luca Mignini	$0	$0	$0	$9,435	$21,173	(6)	$30,608

(1)	See page 27 for a description of the Company’s Personal Choice program

(2)	See page 39 for a description of the supplemental 401(k) program.

(3)	Other compensation includes $37,283 for driver and vehicle expenses.

(4)	Other compensation consists of expenses relating to an overseas assignment.

(5)	Other compensation consists of driver expenses.

(6)	Other compensation includes $3,642 for relocation expenses and $17,531 for termination of an auto lease arrangement with Mr. Mignini’s prior employer. Amounts under other compensation were paid in Euros and converted to U.S. dollars at the rate of $1.00 = 0.7567€. The conversion rate used was the 30-day average currency exchange rate from December 23, 2012 through January 21, 2013, the 30 calendar days preceding the commencement of Mr. Mignini’s employment with the Company on January 21, 2013.

Total Compensation (Column J)

The amounts reported in this column are the sum of columns C through I for each of the NEOs. All compensation amounts reported in this column include amounts paid and amounts deferred.

Grants of Plan-Based Awards in Fiscal 2013

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: # of Stock Units (#)	Grant Date Fair Value of Stock Awards ($)
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Denise M. Morrison	SPU Grant	10/1/2012	—	—	—	12,671	50,686	101,372	—	$1,776,037
	TSR Grant	10/1/2012				25,342	50,685	114,041		$2,015,433
	EPS Grant	10/1/2012	—	—	—	43,446	43,446	43,446	—	$1,522,348
	AIP	—	$0	$1,400,000	$2,800,000	—	—	—	—	—
B. Craig Owens	SPU Grant	10/1/2012	—	—	—	5,520	22,082	44,164	—	$773,753
	TSR Grant	10/1/2012				11,040	22,081	49,682		$878,027
	EPS Grant	10/1/2012	—	—	—	18,927	18,927	18,927	—	$663,202
	AIP	—	$0	$827,743	$1,655,486	—	—	—	—	—
Mark R. Alexander	SPU Grant	10/1/2012	—	—	—	4,123	16,493	32,986	—	$577,915
	TSR Grant	10/1/2012				8,246	16,493	37,109		$655,826
	EPS Grant	10/1/2012	—	—	—	14,138	14,138	14,138	—	$495,396
	AIP	—	$0	$536,349	$1,072,698	—	—	—	—	—
Ellen Oran Kaden	SPU Grant	10/1/2012	—	—	—	4,761	19,047	38,094	—	$667,407
	TSR Grant	10/1/2012				9,523	19,047	42,855		$757,383
	EPS Grant	10/1/2012	—	—	—	16,327	16,327	16,327	—	$572,098
	AIP	—	$0	$717,500	$1,435,000	—	—	—	—	—
Luca Mignini	Time-Lapse Grant	2/1/2013	—	—	—	—	—	—	50,096	$1,843,032
	AIP (pro-rated)	—	$0	$281,667	$563,334	—	—	—	—	—

The Committee sets annual grant targets for executives participating in the LTI Program. The dollar targets are expressed as a percentage of salary and converted to units based upon Campbell’s average closing stock price during the last 20 trading days in the month of August. The Committee’s practice is to approve LTI grants at its September meeting with a grant date of October 1. The performance period for TSR grants and EPS performance-based grants made during fiscal 2013 is fiscal years 2013-2015, and the performance period for SPU grants made during fiscal 2013 is fiscal years 2013-2014. The target units are credited to the executives on the grant date. For units granted in fiscal 2013, dividend equivalents will not be paid on the units during the performance period. Instead, accumulated dividend equivalents will be paid on the restricted share units that vest at the end of the performance period when the grants are paid out.

The Committee certifies the attainment of performance goals, and any earned shares are distributed to participants following the end of the applicable performance period. One-third of EPS units are paid based on EPS performance in each of fiscal years 2013, 2014 and 2015. See the description in the CD&A beginning on page 23 for information about targets, performance goals and payment of shares. The grants have specific rules related to the treatment of the units in the event of termination for cause, voluntary resignation, retirement, involuntary termination and change in control. These provisions are described under Potential Payments Upon Termination or Change in Control beginning on page 39.

Mr. Mignini received a grant of 50,096 time-lapse restricted share units in recognition of the forfeiture of long-term incentive awards with his former employer and the absence of pension benefits during fiscal 2013.

The amounts listed under the Estimated Possible Payments under Non-Equity Incentive Plan Awards columns represent the minimum, target and maximum payouts for each executive under the AIP for fiscal 2013. Actual amounts awarded for fiscal 2013 to each NEO are listed in the Fiscal 2013 Summary Compensation Table on page 30.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table provides information on the current holdings of stock options and restricted share units by the NEOs. This table includes vested but unexercised option awards; unvested time-lapse restricted share units; and unvested performance-restricted share units. Each equity grant is shown separately for each NEO. The vesting schedule for the unvested stock awards is shown following this table, and is organized based on the grant date. The market value of the stock awards is based on the closing market price of Campbell stock on July 26, 2013, which was $47.07. The performance-restricted share units, which were initially granted on October 1, 2010, October 1, 2011 and October 1, 2012, are subject to specific goals during the performance period as explained in the CD&A beginning on page 23. The market value as of July 26, 2013, shown below assumes the satisfaction of these goals. For additional information about the option and stock awards granted prior to fiscal 2011, see the description of the LTI Program in the CD&A beginning on page 23.

	Option Awards								Stock Awards
Name	Grant Date for Options (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Grant Date for Restricted Units		Number of Unvested Stock Units (#) (g)	Market Value of Unvested Stock Units ($) (h)	Equity Incentive Plan Awards: Number of Unvested Stock Units (#) (i)	Equity Incentive Plan Awards: Market Value of Unvested Stock Units ($) (j)
Denise M. Morrison							10/1/2010	(1)			29,493	$1,388,236
							10/1/2012	(1)			50,685	$2,385,743
							10/1/2011	(2)			109,579	$5,157,884
							10/1/2012	(2)			50,686	$2,385,790
							10/1/2010	(3)			4,214	$198,353
							10/1/2011	(3)			31,309	$1,473,715
							10/1/2012	(3)			43,446	$2,045,003
B. Craig Owens							10/1/2010	(1)			39,899	$1,878,046
							10/1/2012	(1)			22,081	$1,039,353
							10/1/2011	(2)			50,473	$2,375,764
							10/1/2012	(2)			22,082	$1,039,400
							10/1/2010	(3)			5,700	$268,299
							10/1/2011	(3)			14,422	$678,844
							10/1/2012	(3)			18,927	$890,894
Mark R. Alexander							10/1/2010	(1)			16,625	$782,539
							10/1/2012	(1)			16,493	$776,326
							10/1/2011	(2)			27,366	$1,288,118
							10/1/2012	(2)			16,493	$776,326
							10/1/2010	(3)			2,375	$111,791
							10/1/2011	(3)			7,820	$368,087
							10/1/2012	(3)			14,138	$665,476
Ellen Oran Kaden	9/23/2004	75,900	0	—	$26.36	9/23/2014	10/1/2010	(1)			31,444	$1,480,069
							10/1/2012	(1)			19,047	$896,542
							10/1/2011	(2)			39,387	$1,853,946
							10/1/2012	(2)			19,047	$896,542
							10/1/2010	(3)			4,492	$211,438
							10/1/2011	(3)			11,254	$529,726
							10/1/2012	(3)			16,327	$768,512
Luca Mignini							2/1/2013	(4)	50,096	$2,358,019

(1)	These are TSR performance-restricted share units which vest 100% in 3 years, provided the Company achieves a TSR ranking which results in a 100% payment (see pages 23 through 24 of the CD&A).

(2)	These are SPUs which vest 100% in 2 years provided the Company meets the net sales and EPS growth targets required for 100% payment (see pages 24 through 25 of the CD&A).
(3)	These are EPS performance-restricted share units which vest 1/3 in 1 year; 1/3 in 2 years; and 1/3 in 3 years, provided the fiscal year EPS performance goal is achieved (see page 25 of the CD&A).

(4)	The time-lapse restricted share units granted to Mr. Mignini vest in equal installments on each of the first three anniversaries of the grant date.

Option Exercises and Stock Vested in Fiscal 2013

The following table provides information for the NEOs on (1) stock option exercises during fiscal 2013, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired upon the vesting of stock awards and the value realized, each before payment of any applicable withholding tax.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise ($)(c)	Number of Shares Acquired on Vesting (#)(d)	Value Realized on Vesting ($)(e)
Denise M. Morrison(1)	168,400	$1,723,437	25,656	$893,342
B. Craig Owens(2)	0	$0	49,130	$2,004,383
Mark R. Alexander(3)	0	$0	40,309	$1,640,284
Ellen Oran Kaden(4)	100,000	$959,639	39,014	$1,593,411
Luca Mignini	0	$0	0	$0

(1)	The dollar value realized on the exercise of Ms. Morrison’s stock options reflects the total pre-tax value realized (Campbell stock price at exercise minus the option’s exercise price).

Ms. Morrison received 25,656 shares at a market price of $34.82 on September 30, 2012, upon the vesting of EPS performance-restricted share units.

(2)	Mr. Owens received 19,674 shares at a market price of $34.82 on September 30, 2012, upon the vesting of EPS performance-restricted share units, and 29,456 shares at a market price of $44.79 on June 30, 2013 upon the vesting of time-lapse restricted share units.

(3)	Mr. Alexander received: 6,284 shares at a market price of $34.82 on September 30, 2012, upon the vesting of EPS performance-restricted share units; 2,360 shares at a market price of $34.82 on September 30, 2012, upon the vesting of time-lapse restricted share units; 8,100 shares at a market price of $35.04 on October 1, 2012 upon the vesting of time-lapse restricted share units; and 23,565 shares at a market price of $44.79 on June 30, 2013, upon the vesting of time-lapse restricted share units.

(4)	The dollar value realized on the exercise of Ms. Kaden’s stock options reflects the total pre-tax value realized (Campbell stock price at exercise minus the option’s exercise price).

Ms. Kaden received 15,449 shares at a market price of $34.82 on September 30, 2012, upon the vesting of EPS performance-restricted share units, and 23,565 shares at a market price of $44.79 on June 30, 2013 upon the vesting of time-lapse restricted share units.

Pension Benefits — Fiscal 2013

Name (a)	Plan Name (b)	Number of Years of Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Denise M. Morrison	Retirement and Pension Plan	10.3	$226,276	$0
	Mid-Career Hire Pension Plan	10.3	$4,971,284	$0
B. Craig Owens	Retirement and Pension Plan	4.8	$115,794	$0
	Mid-Career Hire Pension Plan	4.8	$5,738,914	$0
Mark R. Alexander	Retirement and Pension Plan	20.9	$521,972	$0
	Mid-Career Hire Pension Plan	20.9	$1,576,148	$0
Ellen Oran Kaden	Retirement and Pension Plan	15.3	$722,582	$0
	Mid-Career Hire Pension Plan	15.3	$6,089,582	$0
Luca Mignini	Not applicable	0	$0	$0
	Not applicable	0	$0	$0

Eligible senior executives participate in two defined benefit plans: (1) the Retirement and Pension Plan (“Qualified Plan”) and (2) the Mid-Career Hire Pension Plan (“MCHP”). Mr. Mignini is not eligible to participate in either plan, as both plans were closed to new participants prior to the start of Mr. Mignini’s employment with the Company.

The Qualified Plan

The Qualified Plan was established and designed to provide funded, tax-qualified pension benefits for eligible U.S.-based employees of the Company up to the limits allowed under the IRC. The Qualified Plan became a cash balance pension plan on May 1, 1999. Participants who had an accrued benefit as of April 30, 1999, including Ms. Kaden and Mr. Alexander, are eligible to receive the greater of their pension benefit under the prior plan formula, which is based on final average pay, or the cash balance benefit. Employees who became participants in the Qualified Plan on or after May 1, 1999, including Ms. Morrison and Mr. Owens, are eligible only for the cash balance benefit.

In January 2010, the Board took action to close the Qualified Plan to new participants, effective December 31, 2010, and, instead, offer eligible employees new enhancements to the Company’s 401(k) plan. This action is consistent with the Company’s efforts to move towards defined contribution plans as the vehicle for offering retirement benefits to its employees. The Qualified Plan remains available to all active participants as of December 31, 2010.

A participant in the Qualified Plan receives an account consisting of an opening account balance, pay credits and interest credits.

•

Opening Account Balance:    If an employee was an active participant on April 30, 1999, he or she would receive an opening account balance consisting of an age 65 benefit accrued under the Qualified Plan as of December 31, 1998, converted to a lump sum cash value using an interest rate of 5.25% and the 1983 unisex Group Annuity Mortality table. If an employee became a participant on or after May 1, 1999, the opening account balance is zero.

•

Pay Credits:    Pay credits equal a percentage of a participant’s eligible compensation, which is limited by the IRC. Pay credits are credited as of the last day of each calendar year and made based upon the following formula:

Age as of December 31 of Prior Calendar Year	Pay Credit Rate
Less than 30	4.5%
30 but less than 40	5.5%
40 but less than 50	7.0%
50 but less than 60	8.0%
60 or more	9.0%

If a participant terminates employment before the end of a calendar year, he or she will be credited with pay credits as of the last day of the month in which the employment ended.

•

Interest Credits:    Interest is credited to a participant’s cash balance account as of the last day of each calendar year and is based on the average annual yield on the 30-year U.S. Treasury securities for the November of the prior calendar year. Interest credits will never be less than 2.5% or more than 10%.

Eligible compensation includes non-deferred base pay and AIP payments, deferred compensation attributable to pre-tax contributions for medical and dental premiums and 401(k) plan deferrals. Under the Qualified Plan, the participating named executive officers are not eligible for unreduced benefits before attaining the normal retirement age of 65. The exceptions are Mr. Alexander and Ms. Kaden, who will each be eligible for an unreduced benefit after attaining age 62. In addition, the Company does not credit extra service beyond the actual years of an employee’s participation in the plan. Qualified Plan participants are 100% vested in their accrued benefit after attaining three years of service. Lump sum payments are available as a form of distribution under the Qualified Plan.

The Present Value of Accumulated Benefit is the lump sum present value of the annual pension benefit that was earned as of July 28, 2013 and that would be payable at age 65. The present value of accumulated benefits for the Qualified Plan was determined in this manner for Ms. Morrison and Mr. Owens, but not for Mr. Alexander and Ms. Kaden. Because Ms. Kaden and Mr. Alexander had an accrued benefit on April 30, 1999, their benefits are determined using the prior plan formula of 1% of their Final Average Pay up to the Social Security Covered Compensation amount plus 1.5% of their Final Average Pay in excess of the Social Security Covered Compensation times their years of service. Final Average Pay is the average of eligible compensation earned in the highest 5 calendar years, whether or not consecutive, during the last 10 years of employment. Social Security Covered Compensation is the un-indexed average of the taxable wage base in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which the participant ceases to be an employee of the Company. Under the prior plan formula, if a participant continues to work with the Company until at least age 55 with 5 years of service, the benefit is reduced 5% per year for each year that the benefit commences prior to age 62. If the participant terminates employment after attaining age 62, he or she is eligible for an unreduced benefit. The present value of Mr. Alexander’s and Ms. Kaden’s accumulated benefit is the lump sum present value of the annual pension benefit that was earned as of July 28, 2013, and that would be payable at age 62.

The Mid-Career Hire Pension Plan

The MCHP is an unfunded, nonqualified plan for certain U.S.-based senior executives. It is intended to provide a participant with a pension benefit which approximates the pension earned by an employee who worked his or her entire career for the Company. The Company established the MCHP to attract and retain more experienced executives who were hired mid-career and would be unable to accumulate a full pension over an entire career with a single employer. The MCHP also provides benefits in excess of the IRC limits that are applicable to the Qualified Plan.

The benefit provided under the MCHP is payable as an annuity beginning on the first day of the seventh month following termination of employment. Depending on a participant’s age and years of service, he or she will be eligible to receive an MCHP benefit under either the income replacement formula or the excess benefit formula. If a participant satisfies the eligibility criteria such that he or she is eligible for an MCHP benefit under both formulas, the formula resulting in the higher benefit shall apply.

In May 2010, the Committee determined to close the MCHP to any new participants, effective December 31, 2010 and, instead, offer eligible senior executives a new nonqualified defined contribution account with a vesting schedule designed to balance attraction and retention objectives. Like the closure of the Qualified Plan, this action is consistent with the Company’s efforts to move towards defined contribution plans as the vehicle for offering retirement benefits to its employees. The current MCHP design will be maintained for all active participants.

Income Replacement Formula

A participant who is age 55 with at least 5 years of employment is eligible for an MCHP benefit under the income replacement formula. If such a participant terminates employment on or after age 62, the MCHP benefit is calculated as an annual single life annuity equal to 37.5% of a participant’s Adjusted Final Pay reduced by the Qualified Plan benefit. If the participant terminates before age 62, the single life annuity will be reduced by 5% per year for each year that the benefit commences prior to age 62. Adjusted Final Pay is equal to the average of eligible compensation earned in the highest 5 calendar years, whether or not consecutive, during the last 10 years of a participant’s career as a covered employee. Participants are eligible for unreduced pensions under the income replacement formula beginning at age 62.

Excess Benefit Formula

A participant who has at least 3 years of service is eligible for an MCHP benefit under the excess benefit formula. If such a participant terminates employment on or after 3 years of service, the benefit is calculated using the pension formula under the Qualified Plan described above but only on eligible compensation in excess of the IRC limit on compensation. Participants shall receive reduced pensions under the excess benefit formula if they begin to receive payments before normal retirement age, which is age 65.

The MCHP defines eligible compensation in the same manner as in the Qualified Plan. In addition, the MCHP provides benefit accruals on base pay or AIP payments that are deferred. Ms. Morrison and Ms. Kaden are vested in the MCHP benefit using the income replacement formula as they have satisfied the age and service criteria. Currently, none of the NEOs have attained age 62. The Company does not grant extra years of service for the pension benefit portion of the MCHP benefit. The Present Value of Accumulated Benefit is the lump sum present value of the annual pension benefit that was earned as of July 28, 2013, and that would be payable under the MCHP at age 62. A lump sum form of payment was used for purposes of completing the Pension Benefit Table, although a lump sum form of payment is not available under the MCHP.

Assumptions

For purposes of determining the Present Value of Accumulated Benefits, the following assumptions were used:

Fiscal Year Ended	2013	2012	2011
ASC 715 Discount Rate	4.8%	4.0%	5.3%
Retirement Age for Qualified Plan	65 for cash balance or 62 for the prior plan formula	65 for cash balance or 62 for the prior plan formula	65 for cash balance or 62 for the prior plan formula
Retirement Age for MCHP	62	62	62
Pre-retirement Mortality or Disability	None	None	None
Post-retirement Mortality	1994 GAM M/F	1994 GAM M/F	1994 GAM M/F
Cash Balance Interest Rate	3.50%	2.75%	4.25%
Form of Payment	Lump sum using ASC 715 assumption methods	Lump sum using ASC 715 assumption methods	Lump sum using ASC 715 assumption methods

The accumulated benefit is calculated based on credited service and pay as of July 28, 2013. The values reported in the Present Value of Accumulated Benefit column are theoretical and are calculated and presented according to SEC requirements. These values are based on assumptions used in preparing the Company’s consolidated audited financial statements for the year ended July 28, 2013. The Company’s pension plans use a different method of calculating actuarial present value for the purpose of determining a lump sum payment, if any, under the plans. Using applicable plan assumptions, the lump sum present value of the two defined benefit plans combined as of July 28, 2013 and payable as of September 1, 2013 was as follows: Ms. Morrison: $5,032,132; Mr. Owens: $563,074; Mr. Alexander: $1,647,072; and Ms. Kaden: $6,894,194. Mr. Mignini is not eligible to participate in the plans. All benefit calculations set forth in this narrative and in the Pension Benefit Table are estimates only; actual benefits will be based on data, applicable plan assumptions, pay and service at time of retirement.

Nonqualified Deferred Compensation — Fiscal 2013

Name	Plan Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Fiscal Year End(2) ($)
Denise M. Morrison	Deferred Compensation Plan	$0	$0	$7,987	$0	$24,994
	Supplemental Retirement Plan	$0	$77,263	$348,014	$0	$1,229,651
B. Craig Owens	Deferred Compensation Plan	$0	$0	$0	$0	$0
	Supplemental Retirement Plan	$0	$54,910	$126,285	$0	$1,139,075
Mark R. Alexander	Deferred Compensation Plan	$0	$0	$313	$0	$980
	Supplemental Retirement Plan	$0	$29,924	$35,864	$0	$169,412
Ellen Oran Kaden	Deferred Compensation Plan	$0	$0	$592,350	$0	$1,853,669
	Supplemental Retirement Plan	$0	$44,226	$81,779	$0	$338,633
Luca Mignini	Deferred Compensation Plan	$0	$0	$0	$0	$0
	Supplemental Retirement Plan	$0	$0	$0	$0	$0

(1)	The amounts listed for Mses. Morrison and Kaden and Messrs. Owens and Alexander are reported in the 2013 Summary Compensation Table under “All Other Compensation.”
(2)	The amounts listed for Mses. Morrison and Kaden and Messrs. Owens and Alexander include amounts previously reported in summary compensation tables as salary, annual incentive payments or the value of grants of restricted stock.

The Deferred Compensation Plan and the Supplemental Retirement Plan are unfunded and maintained for the purpose of providing the Company’s U.S.-based executives and key managers the opportunity to defer a portion of their earned compensation. Currently, participants may defer a portion of their annual incentive compensation. The ability of executives to defer all or a portion of their long-term incentive awards was eliminated for fiscal 2009 grants, and the ability to defer base salary was eliminated as of January 1, 2011.

Each participant’s contributions to the plans are credited to an investment account in the participant’s name. Gains and losses in the participant’s account are based on the performance of the investment choices the participant has selected. For deferral accounts, seven investment choices are available, including the Campbell Stock Account. In addition to the Stock Account, participants have the opportunity to invest in: (i) Vanguard’s Institutional Index Fund; (ii) Vanguard’s Extended Market Index Fund; (iii) Vanguard’s Total International Stock Index Fund; (iv) Vanguard’s Total Bond Market Index Fund; (v) Vanguard’s Short-Term Bond Index Fund and (vi) BlackRock’s Liquidity TempFund. A participant may reallocate his or her investment account at any time among the seven investment choices, except that reallocations of the Stock Account must be made in compliance with the Company’s policies on trading Company stock. Dividends on amounts invested in the Stock Account may be reallocated among the seven investment accounts.

The Company credits a participant’s Supplemental Retirement Plan account with an amount equal to the matching contribution that the Company would have made to the participant’s 401(k) plan account if the participant had not deferred compensation under the plans. In addition, for those individuals whose base salary and annual incentive compensation exceed the IRC indexed compensation limit for the 401(k) plan ($245,000 for calendar year 2011, $250,000 for calendar year 2012 and $255,000 for calendar year 2013) and who defer a certain percentage of eligible pay to the 401(k) plan, the Company credits such individual’s account with an amount equal to the matching contribution the Company would have made to the 401(k) plan but for the compensation limit (supplemental 401(k) program). These Company contributions are fully vested. Except as described above, there is no Company match on deferred compensation.

Potential Payments upon Termination or Change in Control

The following section describes potential incremental payments upon termination of a NEO’s employment under various circumstances.

Termination for Cause

In the event of termination for cause, a NEO will forfeit any:

•	unpaid annual incentive compensation;

•	unvested time-lapse restricted and performance-restricted shares or units; and

•	all unexercised stock options, whether or not vested.

The NEO will be entitled to any vested pension benefit and vested balance in his or her deferred compensation account.

Voluntary Resignation

In the event of voluntary resignation prior to the end of a fiscal year, a NEO will forfeit any:

•	annual incentive compensation for that fiscal year; and

•	unvested time-lapse restricted and performance-restricted shares or units.

The NEO will be entitled to any vested pension benefits and vested balance in his or her deferred compensation account, and can exercise any outstanding vested stock options within three months of the officer’s last day of employment.

Retirement

In the event of retirement after attaining age 55 and five years of service, a NEO will be entitled to:

•

A pro rata portion of any annual incentive compensation for the current fiscal year based upon length of employment during the year. The pro rata portion will be paid out based upon business unit/function performance and individual performance as explained in the CD&A.

•

100% of any unvested time-lapse restricted shares or units, provided that the executive officer retires at least six months after the grant date. However, the grant made to Mr. Mignini in February 2013 requires that he continue to be employed by the Company on the date of vesting.

•

A pro rata portion of any SPUs or TSR performance-restricted shares or units based upon length of employment during the applicable restriction period, provided the executive officer retires at least six months after the grant date. The pro rata portion will be paid out at the end of the restriction period based upon the vesting criteria being met, as explained in the CD&A.

•

100% of any EPS performance-restricted shares or units at the end of the restriction period based upon the Company’s EPS performance as explained in the CD&A, provided the NEO retires at least six months after the grant date.

The NEO will be entitled to any vested pension benefit and vested balance in his or her deferred compensation account, and can exercise any outstanding stock options through the end of the option expiration period.

Involuntary Termination

In the event of involuntary termination by the Company for any reason other than cause, a NEO will be entitled to:

•

A pro rata portion of any annual incentive compensation based upon length of employment during the fiscal year, provided the officer was employed for at least three months in the fiscal year. The pro rata portion will be paid out based upon business unit/function performance and individual performance as explained in the CD&A.

•

A pro rata portion of any unvested time-lapse restricted shares or units based upon length of employment during the applicable restriction period, provided the officer was employed for at least six months following the grant date. This includes the grant made to Mr. Mignini in February 2013.

•

A pro rata portion of any SPUs or TSR performance-restricted shares or units based upon length of employment during the applicable restriction period, provided the executive officer retires at least six months after the grant date. The pro rata portion will be paid out at the end of the restriction period based upon the vesting criteria being met, as explained in the CD&A.

•

A pro rata portion of any EPS performance-restricted shares or units based upon length of employment during the restriction period, provided the executive officer’s employment continued at least six months after the grant date. The pro rata portion will be paid out at the end of the restriction period based upon the Company’s EPS performance as explained in the CD&A.

The NEO will be entitled to any vested pension benefit and vested balance in any deferred compensation account, and can exercise any vested outstanding stock options for a period of three years following the officer’s last day of employment.

The Company has a regular severance policy that applies to all the executive officers, including the NEOs. An executive officer will receive severance benefits equal to two times the officer’s base salary if the officer’s employment is involuntarily terminated by the Company without cause, except for change in control severance benefits which are described below. The severance benefits also include the continuation of medical benefits and life insurance unless the executive obtains medical benefits or life insurance from another employer.

In order to receive severance payments executive officers must execute severance agreements that contain provisions prohibiting the executive officer from disparaging the Company, soliciting Company employees to work elsewhere and competing with the Company.

Change in Control

Generally, a “Change in Control” will be deemed to have occurred in any of the following circumstances:

(i)	the acquisition of 25% or more of the outstanding voting stock of the Company by any person or entity, with certain exceptions for Dorrance family members;

(ii)	the persons serving as directors of the Company as of September 28, 2000, and those replacements or additions subsequently approved by a two-thirds vote of the Board, cease to make up more than 50% of the Board;

(iii)	a merger, consolidation or share exchange in which the shareholders of the Company prior to the merger wind up owning 50% or less of the surviving corporation; or

(iv)	a complete liquidation or dissolution of the Company or disposition of all or substantially all of the assets of the Company.

Under the CIC Agreements with the NEOs, severance pay would equal two and one half years’ base salary and annual incentive. Medical benefits and life insurance would be provided at the expense of the Company for the lesser of (i) 30 months or (ii) the number of months remaining until the executive’s 65th birthday. The Company would pay in a single payment an amount equal to the value of the benefit the executive would have accrued under the Company’s pension and 401(k) plans had the executive remained in the employ of the Company for an additional 30 months or until his or her 65th birthday, if earlier. The payments of these amounts are listed as “other payments” in the following tables.

Upon a Change in Control and termination of employment within two years thereafter, all restrictions upon any time-lapse restricted shares would lapse immediately and all such shares would become fully vested. An executive officer would become vested in, and restrictions would lapse on, the greater of (i) fifty percent (50%) of any performance-restricted shares or (ii) a pro rata portion of such performance-restricted shares based on the portion of the performance period that has elapsed to the date of the change in control.

During any fiscal year in which a Change in Control occurs, each participant in the Annual Incentive Plan (a) whose employment is terminated prior to the end of such year or (b) who is in the employ of the Company on the last day of such year would be entitled to receive, within thirty (30) days thereafter, a cash payment equal to the greater of (i) his or her target bonus award for such year or (ii) the average of the awards paid or payable to him or her under the AIP for the two most recent fiscal years ended prior thereto. Any amount to be paid to a participant who is not employed for the entire fiscal year would be prorated.

The CIC Agreements provide for “gross-up” payments to cover any federal excise taxes owed on change in control-related severance payments and benefits. In March 2010, the Committee determined that effective for any change in control agreement entered into after January 1, 2011, the provision for “gross-up” payments to cover any federal excise taxes owed on change in control-related severance payments and benefits would be eliminated.

Tables

The following tables display the incremental payments that would be made and the value of equity awards that would vest in the event of termination of employment for the reasons listed. The amounts listed assume that termination occurred as of July 28, 2013, and use a Company stock price of $47.07, which was the Company’s stock price on the last business day of fiscal 2013. The amounts included in equity with respect to performance-based restricted share units assume that the applicable performance goal is attained and the units pay out at 100% of target, except in the event of a change in control, which assumes a payout in accordance with the terms of the CIC Agreements described above. Also included in the equity amount in the event of a change in control are accrued but unpaid dividend equivalents. The NEOs would be entitled to any vested pension benefits and any vested amounts in deferred compensation accounts that are disclosed above under “Pension Benefits” and “Nonqualified Deferred Compensation.” If an NEO is eligible to retire, the amounts listed below for voluntary resignation and retirement are the same.

Denise M. Morrison

Incremental Benefits and Payments Upon Termination	Voluntary Resignation	Retirement	Involuntary Termination Without Cause	Change-in-Control
Compensation:
— Annual Incentive Plan (AIP) Award	—	—	—	—
— Equity	$11,413,016	$11,413,016	$11,413,016	$11,391,143
Benefits & Perquisites:
— Health and Welfare Benefits	—	—	$22,374	$27,968
Severance:
— Cash	—	—	$2,000,000	$6,000,000
— Excise Tax Gross-Up	—	—	—	$12,356,767
— Other Payments	—	—	—	$3,821,248

TOTAL:	$11,413,016	$11,413,016	$13,435,390	$33,597,126

B. Craig Owens

Incremental Benefits and Payments Upon Termination	Voluntary Resignation	Retirement	Involuntary Termination Without Cause	Change-in-Control
Compensation:
— Annual Incentive Plan (AIP) Award	—	—	—	—
— Equity	—	—	$5,899,001	$6,598,323
Benefits & Perquisites:
— Health and Welfare Benefits	—	—	$39,350	$49,188
Severance:
— Cash	—	—	$1,655,486	$4,138,715
— Excise Tax Gross-Up	—	—	—	$5,741,135
— Other Payments	—	—	—	$6,959,394

TOTAL:	—	—	$7,593,837	$23,486,755

Mark R. Alexander

Incremental Benefits and Payments Upon Termination	Voluntary Resignation	Retirement	Involuntary Termination Without Cause	Change-in-Control
Compensation:
— Annual Incentive Plan (AIP) Award	—	—	—	—
— Equity	—	—	$3,184,568	$3,623,978
Benefits & Perquisites:
— Health and Welfare Benefits	—	—	$35,776	$44,720
Severance:
— Cash	—	—	$1,191,886	$2,830,730
— Excise Tax Gross-Up	—	—	—	$3,203,871
— Other Payments	—	—	—	$1,354,501

TOTAL:	—	—	$4,412,230	$11,057,800

Ellen Oran Kaden

Incremental Benefits and Payments Upon Termination	Voluntary Resignation	Retirement	Involuntary Termination Without Cause	Change-in-Control
Compensation:
— Annual Incentive Plan (AIP) Award	—	—	—	—
— Equity	$5,229,571	$5,229,571	$5,229,571	$5,294,742
Benefits & Perquisites:
— Health and Welfare Benefits	—	—	$23,598	$29,498
Severance:
— Cash	—	—	$1,435,000	$3,587,500
— Excise Tax Gross-Up	—	—	—	$4,797,944
— Other Payments	—	—	—	$1,360,594

TOTAL:	$5,229,571	$5,229,571	$6,688,169	$15,070,278

Luca Mignini

Incremental Benefits and Payments Upon Termination	Voluntary Resignation	Retirement	Involuntary Termination Without Cause	Change-in-Control
Compensation:
— Annual Incentive Plan (AIP) Award	—	—	—	—
— Equity	—	—	$720,500	$2,372,547
Benefits & Perquisites:
— Health and Welfare Benefits	—	—	$28,985	$36,231
Severance:
— Cash	—	—	$1,300,000	$2,329,168
— Excise Tax Gross-Up	—	—	—	$0
— Other Payments	—	—	—	$0

TOTAL:	—	—	$2,049,485	$4,737,946

Fiscal 2013 Director Compensation

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards (1) ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation (2) ($) (g)	Total ($) (h)
Edmund M. Carpenter	$114,000	$114,000	$0	$0	$0	—	$228,000
Paul R. Charron	$334,000	$334,000	$0	$0	$0	—	$668,000
Bennett Dorrance	$114,000	$114,000	$0	$0	$0	—	$228,000
Lawrence C. Karlson	$111,500	$111,500	$0	$0	$0	—	$223,000
Randall W. Larrimore	$114,000	$114,000	$0	$0	$0	—	$228,000
Mary Alice D. Malone	$109,000	$109,000	$0	$0	$0	—	$218,000
Sara Mathew	$119,000	$119,000	$0	$0	$0	—	$238,000
Charles R. Perrin	$116,500	$116,500	$0	$0	$0	—	$233,000
A. Barry Rand	$111,500	$111,500	$0	$0	$0	—	$223,000
Nick Shreiber	$111,500	$111,500	$0	$0	$0	—	$223,000
Tracey T. Travis	$111,500	$111,500	$0	$0	$0	—	$223,000
Archbold D. van Beuren	$111,500	$111,500	$0	$0	$0	—	$223,000
Les C. Vinney	$109,000	$109,000	$0	$0	$0	—	$218,000
Charlotte C. Weber	$109,000	$109,000	$0	$0	$0	—	$218,000

(1)	Amounts reported represent the aggregate grant date fair value of shares issued to each director during fiscal 2013, calculated in accordance with ASC Topic 718. The assumptions used by the Company in calculating these amounts are included in Note 17 to the Company’s 2013 Form 10-K. Directors who served on the Board on January 1, 2013, were issued shares representing the dollar value of 50% of their board retainer and committee fees based on the closing price on January 4, 2013 of the Company’s common stock on the New York Stock Exchange ($35.68).
(2)	The aggregate perquisites to any individual director did not exceed the SEC reporting threshold amount of $10,000.

The aggregate number of stock options outstanding for each non-employee director as of July 28, 2013, is set forth in the table below. The Company ceased issuing stock options to directors beginning in fiscal 2006.

Name	Options(#)
Edmund M. Carpenter	37,770
Paul R. Charron	19,656
Bennett Dorrance	53,951
Lawrence C. Karlson	0
Randall W. Larrimore	19,656
Mary Alice D. Malone	28,516
Sara Mathew	10,336
Charles R. Perrin	0
A. Barry Rand	10,336
Nick Shreiber	0
Tracey T. Travis	0
Archbold D. van Beuren	0
Les C. Vinney	0
Charlotte C. Weber	28,516

Director Equity and Cash Retainers

For fiscal 2013, each non-employee director received an annual unrestricted stock retainer valued at approximately $109,000, and an annual cash retainer of $109,000 for his or her services as a member of the Board. In addition, the members of the Audit Committee received an annual retainer of $5,000, half of which was paid in unrestricted stock and half of which was paid in cash, and the chairman of the Audit Committee received an annual retainer of $20,000, half of which was paid in unrestricted stock and half of which was paid in cash. The chairman of the Compensation and Organization Committee received an annual retainer of $15,000, half of which was paid in unrestricted stock and half of which was paid in cash, and the chairs of the Governance Committee and Finance and Development Committee each received an annual retainer of $10,000, half of which was paid in unrestricted stock and half of which was paid in cash. The non-executive chairman of the Board was paid an additional annual retainer of $450,000, half of which was paid in unrestricted stock and half of which was paid in cash. Directors may elect to receive unrestricted stock in lieu of cash payments.

Deferred Compensation Plans for Non-Employee Directors

Under the Deferred Compensation Plan and the Supplemental Retirement Plan, a non-employee director may elect to defer payment of all or a portion of his or her fees until termination of his or her directorship. Directors participate in the same plans as executives. See page 39 for a description of the material terms of the Deferred Compensation Plan and the Supplemental Retirement Plan.

Stock Ownership Requirements

Under the Company’s Corporate Governance Standards, directors are required to own at least 2,000 shares of Campbell stock within one year of election and 6,000 shares within three years of election.

Additional Arrangements

The Company pays for or provides (or reimburses directors for out-of-pocket costs incurred for) transportation, hotel, food and other incidental expenses related to attending Board and committee meetings or participating in director education programs and other director orientation or education meetings. In addition, non-employee directors are eligible to participate in the Company’s charitable matching gift program, pursuant to which the Company will pay, on a one-to-one basis, up to $3,000 per year in contributions to educational and certain other charitable institutions.

Item 2

Ratification of Appointment of Independent Registered Public Accounting Firm

Your Board of Directors Recommends a Vote “For” This Proposal

The proxy, unless otherwise directed thereon, will be voted for a resolution ratifying action of the Audit Committee, reappointing the firm of PricewaterhouseCoopers LLP (“PwC”) Certified Public Accountants, as independent registered public accounting firm to perform an audit of the financial statements and the effectiveness of internal control over financial reporting of the Company for fiscal 2014. The names of the directors serving on the Audit Committee are indicated on page 9, under the heading “Board Committee Structure.” The vote required for ratification is a majority of shares voting. If the resolution is rejected, or if PwC declines to act or becomes incapable of acting, or if their employment is discontinued, the Audit Committee will appoint other auditors whose continued employment after the 2014 Annual Meeting of the Shareholders will be subject to ratification by the shareholders.

Representatives of PwC will be at the 2013 Annual Meeting to make a statement if they desire to do so and to answer questions.

For fiscal 2013, PwC also examined the separate financial statements of certain of the Company’s foreign subsidiaries and provided other audit and non-audit services to the Company in connection with SEC filings, review of quarterly financial statements, debt offerings, accounting consultations, pension plan audits, other agreed-upon procedures reports, tax compliance and tax assistance with tax audits and transfer pricing.

Item 3

Advisory Vote on Executive Compensation

Your Board of Directors Recommends a Vote “For” This Proposal

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires that shareholders be given the opportunity to cast an advisory (non-binding) vote on executive compensation. This vote, commonly known as a “say-on-pay” vote, gives shareholders the opportunity to express their views on named executive officer (“NEO”) compensation during a given fiscal year. Shareholders’ votes are not intended to address any specific item of the compensation program, but rather to address the overall approach to executive compensation at Campbell as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail in the Compensation Discussion and Analysis beginning on page 17, Campbell offers a total compensation package that is designed to attract, motivate and retain talent of the caliber needed to deliver successful business performance in absolute terms and relative to competition. Campbell’s compensation program is designed to link pay to Company, business unit and individual performance. The objectives of the executive compensation program are to:

•	align the financial interests of the Company’s executives with those of its shareholders, in both the short and long term;

•	provide incentives for achieving and exceeding the Company’s short-term and long-term goals;

•

attract, motivate and retain highly competent executives by providing total compensation that is competitive with compensation paid at other well-managed companies in the food, beverage and consumer products industries; and

•

differentiate the level of compensation paid to executives based on individual and business unit performance, leadership potential, and level of responsibility within the organization. Individual performance is rated based upon demonstrated leadership skills, accomplishment of objectives, business unit or functional accountabilities and personal contributions.

The Compensation and Organization Committee annually reviews the Company’s compensation strategy, principles and policies, including the apportionment of pay between fixed compensation elements and incentive compensation, and the design of the incentive compensation programs to ensure they achieve the desired objectives. The executive compensation program at Campbell reflects many best practices in governance and executive compensation including:

•	all members of the Compensation and Organization Committee are independent directors within the meaning of the NYSE listing standards;

•	the Compensation and Organization Committee engages and receives advice from an independent compensation consultant who does not perform any services for management;

•

Campbell annually reviews the risk profile of its compensation programs and maintains risk mitigators, such as limits on incentive awards, use of multiple performance measures in incentive plans, and stock ownership guidelines;

•	Campbell’s NEOs are employed “at will” without individual employment contracts;

•

Campbell maintains an insider trading policy that prohibits executive officers from engaging in derivative or hedging transactions in Campbell securities, and has a policy that prohibits future pledging of shares by directors and executive officers;

•	Campbell eliminated change in control excise tax gross ups for new participants entering into change in control agreements after January 1, 2011;

•	Campbell has stock ownership guidelines for directors and executive officers that promote alignment of their interests with shareholders’ interests;

•

Campbell’s Annual Incentive Plan is designed to award annual bonus payments to its NEOs based on performance and for fiscal 2013 annual incentive payments, the Compensation and Organization Committee used four measurement areas relating to the Company’s financial, marketplace, operational and strategic objectives for the year to assess performance;

•

Campbell’s long-term incentive program is delivered in a combination of performance-restricted share units and time-lapse restricted share units, with the mix varying by level of responsibility within the organization such that employees with a higher level of responsibility receive a higher percentage of performance-restricted share units;

•	NEOs have a substantial portion of compensation at risk, based upon the achievement of performance goals for annual incentive payments and the performance goals for long-term incentives; and

•

consistent with the Company’s principles and policies for executive compensation that link pay to performance, the payout for TSR performance-restricted share units for the fiscal 2011-2013 performance period was 0% of the target amount.

Key fiscal 2013 accomplishments noted by the Committee included the following:

•	fiscal 2013 adjusted net sales and adjusted EPS results which met or exceeded the targets established at the beginning of fiscal 2013;

•	growth of the North America Soup and Simple Meals business, led by the performance of U.S. Soup;

•	continued growth in the Pepperidge Farm business;

•	the significant reshaping of the Company’s portfolio of businesses to expand into higher-growth categories and geographies, including:

¡	the completion of the Bolthouse Farms acquisition and the strong financial performance of that business;

¡	the acquisition of Plum, which extended the Company’s North American business into the rapidly-growing premium baby food category;

¡	the acquisition of Kelsen (completed on August 8, 2013), which provides the Company with access to the baked snacks market in China and expands its presence in other international markets;

¡	the execution of strategic alliances to enhance the Company’s access to manufacturing and distribution capabilities in Mexico; and

¡	the pursuit of a potential sale of the Company’s simple meals business in Europe.

In addition, in fiscal 2013, the Company accelerated consumer-focused innovation, implemented initiatives to improve its supply chain cost structure, and delivered total shareowner return of over 40%.

Please read the entire Compensation Discussion and Analysis beginning on page 17 and review the fiscal 2013 executive compensation tables beginning on page 30 for additional details about Campbell’s executive compensation programs, including detailed information about fiscal year 2013 compensation of the NEOs.

The Board of Directors is asking shareholders to support Campbell’s executive compensation, as disclosed in this proxy statement. The Compensation and Organization Committee and the Board of Directors believe the compensation program effectively implements Campbell’s compensation principles and policies, achieves the Company’s compensation objectives, and aligns the interests of the NEOs and shareholders. Accordingly, the Board of Directors asks shareholders to cast a nonbinding vote “FOR” the following resolution at the 2013 Annual Meeting of Shareholders:

“RESOLVED, that the shareholders of Campbell Soup Company approve, on an advisory basis, the compensation paid to Campbell Soup Company’s named executive officers, as disclosed in the 2013 Proxy Statement pursuant to the Security and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, the executive compensation tables and related narrative discussion.”

Campbell’s executive compensation, as disclosed in this proxy statement, will be deemed approved by shareholders if it receives more votes FOR than votes AGAINST. This vote on executive compensation is advisory, and therefore will not be binding on Campbell Soup Company, the Compensation and Organization Committee or the Board of Directors, and it will not be construed as overruling any decision by the Company or the Board of Directors or creating or implying any change to, or additional fiduciary duties for, the Company or the Board of Directors.

Submission of Shareholder Proposals

Under Rule 14a-8(e) of the Securities Exchange Act of 1934, shareholder proposals intended for inclusion in next year’s proxy statement must be submitted in writing to the Company’s Corporate Secretary at 1 Campbell Place, Camden, New Jersey 08103-1799, and must be received by June 6, 2014.

Any shareholder proposal submitted for consideration at next year’s annual meeting but not submitted for inclusion in the proxy statement must be submitted in writing to the Company’s Corporate Secretary at 1 Campbell Place, Camden, New Jersey 08103-1799, and must be received no earlier than August 22, 2014, and no later than September 21, 2014. Any proposal without the required notice will not be considered properly submitted under the Company’s By-laws. Any proposal that is received by the Company after September 21, 2014, will not be considered filed on a timely basis with the Company under Rule 14a-4(c)(1). For such proposals that are not properly submitted or timely filed, the Company retains discretion to vote proxies it receives. For such proposals that are properly submitted and timely filed, the Company retains discretion to vote proxies it receives, provided: (1) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion; and (2) the proponent does not issue a proxy statement.

Director and Executive Officer Stock Ownership Reports

The federal securities laws require the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s stock, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of any securities of the Company.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended July 28, 2013, all the Company’s executive officers, directors and greater-than-ten-percent beneficial owners made all required filings on a timely basis.

Other Matters

The Board of Directors knows of no other matters to be presented for action at the meeting. If other matters come before the meeting, it is the intention of the directors’ proxy to vote on such matters in accordance with his or her best judgment.

Proxies and Voting at the Meeting

The proxy materials are being provided for solicitation of proxies by the Board of Directors for the Annual Meeting of Shareholders of Campbell Soup Company called to be held on November 20, 2013. The mailing address of the Company’s World Headquarters is 1 Campbell Place, Camden, New Jersey 08103-1799.

Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

This solicitation of proxies is made on behalf of the Board of Directors of the Company with authorization of the Board, and the Company will bear the cost. Proxy solicitation material will be distributed to shareholders, and employees of the Company may communicate with shareholders to solicit their proxies. Brokers, banks and others holding stock in their names, or in names of nominees, may request and forward proxy solicitation material to beneficial owners and seek authority for execution of proxies, and the Company will reimburse them for their expenses in so doing at the rates approved by the New York Stock Exchange.

When a proxy is returned properly dated and signed, the shares represented thereby, including any shares held under the Company’s Dividend Reinvestment Plan, will be voted by the person named as the directors’ proxy in accordance with each shareholder’s directions. Proxies will also be considered to be confidential voting instructions to the Trustee with respect to shares held in accounts under the Campbell Soup Company 401(k) Retirement Plan. If participants in this plan are also shareholders of record under the same account information, they will receive a single proxy that represents all shares. If the account information is different, then the participants will receive separate proxies. Shareholders of record and participants in the retirement plan may cast their vote by:

(1)	using the Internet and voting at the Web site listed on the proxy card or the e-proxy notice;

(2)	using the toll-free phone number listed on the proxy solicitation/voting instruction card; or

(3)	signing, dating and mailing the proxy card in the enclosed postage paid envelope.

The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedure allows shareholders to appoint a proxy and the retirement plan participants to instruct a plan fiduciary to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed are set forth on the proxy solicitation/voting instruction card or the e-proxy notice.

Shareholders are urged to cast their votes. If a proxy card is dated, signed and returned without specifying choices, the shares will be voted as recommended by the directors (or, in the case of participants in the retirement plan referred to above, may be voted at the discretion of the Trustee). Shareholders may vote their shares via the Internet or by telephone to the extent described on the proxy card or the e-proxy notice.

A shareholder giving a proxy may revoke it by notifying the Corporate Secretary in writing any time before it is voted. If a shareholder wishes to give a proxy to someone other than the directors’ proxy, all three names appearing on the proxy may be crossed out and the name of another person inserted. The signed proxy card must be presented at the meeting by the person representing the shareholder.

Each shareholder who plans to attend the meeting in person is requested to so indicate in the space provided on the proxy card or as directed when voting by telephone or the Internet. The Company will then be able to mail an admission card to the shareholder in advance of the meeting.

Shareholders Sharing the Same Address

In accordance with notices that we sent to certain shareholders, we are sending only one e-proxy notice or one copy of our annual report and proxy statement to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and printing and postage costs. However, if any shareholder residing at such address wishes to receive a separate annual report, proxy statement, or e-proxy notice in the future, he or she may contact the Company’s Corporate Secretary. If you are receiving multiple copies of the annual report and proxy statement or e-proxy notice, you can request householding by contacting the Company’s Corporate Secretary. The contact information is set forth below.

Information About Attending the Meeting

The Annual Meeting of Shareholders will be held this year at the Stamford Marriott Hotel, 243 Tresser Boulevard, Stamford, Connecticut 06901 on Wednesday, November 20, 2013. A map and directions appear at the back of this booklet. Doors to the meeting room will open at 3:00 p.m.

To obtain an admission ticket by mail in advance and avoid registration lines at the door, simply indicate that you plan to attend the meeting by marking the appropriate box on the proxy card and returning it in the envelope provided or by requesting an admission card when voting over the Internet or by phone. If you do not wish to send the proxy card, you may obtain an admission card by sending a written request in the envelope.

If you do not own shares in your own name, you should have your broker or agent in whose name the shares are registered call (856) 342-8590, fax (856) 342-3889, or write to the Office of the Corporate Secretary at 1 Campbell Place, Camden, NJ 08103-1799 to request a ticket before November 11, 2013. Otherwise you must bring proof of ownership (e.g., a broker’s statement) in order to be admitted to the meeting. You will also need a government-issued photographic identification to be admitted.

It is important that your shares be represented and voted at the meeting. Please vote via the Internet or by phone or fill out, sign, date and return the accompanying proxy card as soon as possible, regardless of whether you plan to attend the meeting.

By order of the Board of Directors,

Kathleen M. Gibson

Vice President and Corporate Secretary

Camden, New Jersey

October 4, 2013

Appendix A for 2013 Proxy Statement

Note: The documents listed above are also available on the Company’s Web site (www.campbellsoupcompany.com) in the governance section. The Company’s Code of Business Conduct and Ethics and the charters for the four standing committees of the Board are also posted on the same Web site.

Campbell Soup Company

Corporate Governance Standards

October 1, 2013

Composition of the Board and Qualifications of Directors

1.	Pursuant to the Company’s By-Laws, the Board determines the number of directors. A substantial majority of the Board shall be composed of directors who meet the requirements for independence established by the New York Stock Exchange. The Board shall make a determination at least annually as to the independence of each director, in accordance with standards that are disclosed to the shareholders.

2.	All directors should be persons of the highest integrity, who abide by exemplary standards of business and professional conduct. Directors should possess the skills and judgment, and the commitment to devote the time and attention, necessary to fulfill their duties and responsibilities.

3.	Directors are elected by the shareholders at the Annual Meeting of Shareholders for a one-year term, to serve until the next Annual Meeting. In the event of vacancies on the Board, the Board may elect directors to serve until the next Annual Meeting.

In any uncontested election of directors, a director nominee who receives more votes “withheld” than votes “for” his or her election shall immediately tender his or her resignation. The Board will accept the resignation unless there is a compelling reason for the director to remain on the Board, and will promptly disclose the action it has taken and the reasons for it.

4.	The Chief Executive Officer is currently the only employee of the Company nominated by the directors to serve on the Board. The Board believes that, as a general rule, former Campbell executives should not serve as directors of the Company.

5.	The Board believes that service on the boards of other companies, and of civic and charitable organizations, enhances the experience and perspective of directors, but may also limit their time and availability. To ensure that all members of the Board have sufficient time to devote proper attention to their responsibilities as directors of the Company, the Governance Committee shall annually review the other board commitments of each director on a case-by-case basis.

6.	No person may serve as a director if he or she is employed by a major supplier, customer or competitor of Campbell. In addition, no person may serve as a director if he or she, or a member of his or her immediate family (as defined in the Listing Standards of the New York Stock Exchange), is an executive officer of another company for which an executive officer of Campbell serves on the compensation committee of the board of directors, or of a non-for-profit organization that receives substantial contributions from Campbell or the Campbell Soup Foundation.

7.	A director shall notify the Chair of the Governance Committee prior to accepting an invitation to serve on the board of another company or to become affiliated with another business entity. The Governance Committee or its designee shall evaluate and advise the Board whether, by reason of conflicts in regular meeting schedules or business or competitive considerations, simultaneous service on the other board or affiliation with the other entity may impede the director’s ability to fulfill his or her responsibilities to Campbell. The Governance Committee shall also administer and apply the Board’s Policy Concerning Transactions with Related Persons.

8.	A director who changes his or her principal employment, position, or professional role or affiliation following election or re-election to the Board shall tender his or her resignation for consideration by the Governance Committee and decision by the Board.

9.	Directors are required to own at least 2,000 Campbell shares within one year of election, and 6,000 shares within three years of election.

10.	The Board believes that the judgment as to the tenure of an individual director should rest on an assessment by the Governance Committee of his or her performance and contributions to the Board. Accordingly, there is no predetermined limit on the number of one-year terms to which a director may be re-elected prior to his or her 72nd birthday. No person may stand for election to the Board after age 72.

Responsibilities of Directors

11.	The Board believes that the primary responsibilities of directors are to exercise their business judgment in good faith, to act in what they reasonably believe to be the best interest of all shareholders, and to ensure that the business of the Company is conducted so as to further the long-term interests of its shareholders.

12.	Directors shall receive and review appropriate materials in advance of meetings relating to matters to be considered or acted upon by the Board and its committees. Directors are expected to prepare for, attend and participate actively and constructively in all meetings of the Board and of the committees on which they serve.

13.	Directors are expected to become and remain well informed about the business, performance, operations and management of the Company; general business and economic trends affecting the Company; and principles and practices of sound corporate governance.

14.	In consultation with the Governance Committee, management shall provide programs for director orientation in which all new directors are expected to participate, and information to all directors about programs for continuing director education in areas of importance to the Company.

15.	A director shall not participate in the discussion of or decision on any matter in which he or she has a personal, business or professional interest other than his or her interest as a shareholder of the Company. Directors shall promptly inform the Chairman of the Board regarding any actual or potential conflict of interest.

Composition of Board Committees

16.	The Board shall establish such standing committees as it deems appropriate and in the best interests of the Company. The current standing committees of the Board are the Audit Committee, the Compensation and Organization Committee, the Finance and Corporate Development Committee, and the Governance Committee.

17.	The Governance Committee shall recommend and the Board shall appoint, annually and as vacancies or new positions occur, the members of the standing committees and the committee chairs. The Governance Committee shall annually review the membership of the committees, taking account of both the desirability of periodic rotation of committee members and the benefits of continuity and experience in committee service.

18.	All members of the Audit, Governance, and Compensation and Organization Committees shall meet the independence requirements of the New York Stock Exchange.

19.	Directors who serve on the Audit Committee shall also meet the requirements as to independence, experience and expertise for audit committee members established by the New York Stock Exchange and applicable laws and regulations. At least one member of the Audit Committee shall be an audit committee financial expert as defined by the rules of the U.S. Securities and Exchange Commission.

20.	No member of the Audit Committee shall simultaneously serve on the audit committees of more than two other public companies.

Board Operations

21.	The Board shall determine the number of regular meetings to be scheduled each year, and shall meet more frequently as circumstances may require.

22.	The Governance Committee shall recommend and the Board shall appoint, annually and as vacancies occur, a Chairman of the Board. When the Chief Executive Officer of the Company also holds the position of Chairman of the Board, the Chair of the Governance Committee will serve as the Lead Director to preside at executive sessions of non-management directors and provide oversight for the effective functioning of the Board.

23.	Upon consultation with the Chief Executive Officer, the Chairman shall annually establish an agenda of the matters that are expected to be considered and acted upon by the Board during the following year. The annual schedule shall be provided to the full Board for review and comment. In addition, the CEO shall review with the Chairman of the Board, prior to each Board meeting, the agenda for the meeting and the nature and scope of the materials that will be furnished to the directors in advance of the meeting.

24.	The agenda will provide for an executive session of non-management directors (as defined by the New York Stock Exchange) at every regularly scheduled Board meeting and for an executive session of independent directors at least once a year. The Chairman of the Board, or, when appropriate, the Chair of the Governance Committee, acting in the capacity of Lead Director, shall preside at executive sessions.

25.	Directors shall have unfettered access to management and employees of the Company and to its inside and outside counsel and auditors. Executive officers and other senior management are expected to be present at Board meetings at the invitation of the Board.

26.	The Board shall establish methods by which interested parties may communicate directly with the Chairman or Lead Director, or with the non-management directors as a group, and shall cause such methods to be disclosed in the proxy statement.

27.	The Board and each of its committees are authorized to retain such independent legal, financial or other advisors as they may deem necessary or appropriate to carry out their duties.

28.	Directors’ fees (including, in the case of a non-executive Chairman of the Board, the Chairman’s annual retainer and any additional compensation approved by the Board) will be the sole compensation that any director who is not an employee of Campbell receives, directly or indirectly, from the Company. The form and amount of director compensation shall be based on principles recommended by the Governance Committee and adopted by the Board, and shall be reviewed annually by the Governance Committee. The current principles provide that annual director compensation shall be set at the median of a group of 23 food and consumer products companies, and shall be delivered 50% in unrestricted Campbell shares and 50% in cash unless a director elects to receive his or her compensation entirely in the form of Campbell stock.

29.	The Governance Committee shall be furnished annually with a report identifying any charitable contributions or pledges made by the Company during the last year, in the aggregate amount of $25,000 or more, to any entity for which a director serves as an executive officer.

Committee Operations

30.	Each standing committee of the Board will have a charter that is approved by the Board and sets forth the purposes, duties and responsibilities of the committee. At least annually, the members of each committee will evaluate the adequacy of the committee’s charter, and will conduct an evaluation of its performance and effectiveness in fulfilling the duties and responsibilities set forth in the charter.

31.	The chair of each standing committee, in consultation with management, shall annually establish agendas of the matters that are expected to be considered and acted upon by the committee during the following year. The annual schedule shall be provided to committee members for review and comment. Management will review with the chair of each committee, prior to each meeting, the agenda for the meeting and the nature and scope of the materials that will be furnished to the committee members in advance of the meeting.

32.	The chair of each committee shall report to the Board following each meeting of the committee on the principal matters reviewed or approved by the committee and its recommendations as to actions to be taken by the Board. All directors will receive copies of all minutes of standing committee meetings.

33.	The Audit Committee shall have the sole authority and responsibility to select, appoint, evaluate and replace the Company’s independent auditors, subject only to ratification by the shareholders, and to approve audit engagement fees and terms. The Audit Committee shall approve in advance all audit services and all permissible non-audit services to be provided by the independent auditors.

34.	The Audit Committee shall meet periodically with senior management, the internal auditors, and the Company’s independent auditors, in separate executive sessions.

35.	The Governance Committee shall have sole authority to retain and terminate any search firm used to assist in the identification of director candidates, and any compensation consultant retained to assist in the design or evaluation of director compensation, including sole authority to approve their fees and other retention terms.

36.	The Governance Committee shall lead the Board in an annual self-evaluation of the performance and effectiveness of the Board and its committees, and shall report the results of the evaluation to the shareholders in the proxy statement. The Governance Committee shall also assess, on the basis of established criteria, the performance of each director standing for re-election at the next Annual Meeting of Shareholders.

37.	The Compensation and Organization Committee shall have sole authority to retain and terminate any compensation consultant used to assist in the design or evaluation of executive compensation for the Chief Executive Officer or senior management, including sole authority to approve the consultant’s fees and other retention terms.

Oversight of the Business and Management

38.	The Board shall review and approve fundamental financial and business strategies and major corporate actions and an annual operating plan that integrates strategic plan milestones, and regularly evaluate business performance and results in light of the operating plan.

39.	The Board shall develop principles and policies for the selection of the Chief Executive Officer and the assessment of his or her performance. The Compensation and Organization Committee shall lead the Board at least annually in an evaluation of the performance of the CEO. The results of the evaluation shall be reviewed in one or more meetings of non-management directors at which the CEO is not present.

40.	The Compensation and Organization Committee shall recommend to the Board plans and policies regarding the succession of the CEO in the event of an emergency or the CEO’s retirement. The CEO shall provide to the Board, on an ongoing basis, recommendations regarding a successor to be appointed in such an event.

41.	The Chief Executive Officer will report at least annually to the Compensation and Organization Committee his or her evaluation of the senior management of the Company.

42.	The Chief Executive Officer will report annually to the Compensation and Organization Committee on the Company’s executive organization and principal programs for management development and planning for executive succession. The Committee will evaluate and report annually to the Board on the effectiveness of these processes.

43.	The Board shall approve a Code of Business Conduct and Ethics applicable to directors, officers and employees of the Company, which prohibits retaliation in any form against anyone who reports suspected violations. Any amendments to the Code or waivers of its provisions for directors or executive officers shall be approved by the Audit Committee and promptly disclosed to shareholders.

Executive Compensation

44.	With input from the other independent directors, the Compensation and Organization Committee shall annually approve the corporate goals and objectives relevant to the compensation of the Chief Executive Officer. The CEO will report to the Board on progress in achieving these goals. Together with the other independent directors, the Compensation and Organization Committee shall determine the CEO’s compensation based on the Board’s evaluation of his or her performance in light of these goals and objectives.

45.	All equity-based compensation plans shall be approved by the shareholders.

46.	Incentive compensation plans will be based on principles and policies for executive compensation recommended by the Compensation and Organization Committee and approved by the Board.

47.	By the terms of the shareholder-approved incentive plan, stock options may not be repriced.

48.	Pursuant to the Company’s program relating to ownership of Campbell stock by executives, approximately the 35 most senior executives of the Company must retain a portion of the equity compensation they receive until they own Campbell stock valued at varying amounts ranging from two to six times base salary, depending upon their positions. Restricted stock and stock options, including vested stock options, do not count toward satisfaction of this requirement.

Shareholders

49.	All shareholders have equal voting rights.

50.	The Board will develop, approve and annually review Corporate Governance Standards that are disclosed each year to shareholders in the proxy statement.

STANDARDS FOR THE DETERMINATION OF

DIRECTOR INDEPENDENCE

A director shall be considered independent if the Board determines that the director does not have, directly or indirectly, any material relationship with the Company. In making this determination the Board shall broadly consider all relevant facts and circumstances.

Under the Company’s Corporate Governance Standards, directors’ fees are the sole compensation that any director who is not an employee of Campbell may receive, directly or indirectly, from the Company. The Board has established the following additional standards to assist it in determining director independence. For the purposes of these standards, the term “immediate family member” shall have the meaning given in the Listing Standards of the New York Stock Exchange.

1.	A director will not be considered independent if, within the preceding three years:

(a)	the director was employed by the Company, or an immediate family member of the director was employed as an executive officer of the Company;

(b)	the director or an immediate family member of the director received direct compensation from the Company exceeding $120,000 during any twelve-month period, other than (i) director or committee fees, (ii) pension or other forms of deferred compensation for prior service that are not contingent on continued service, (iii) compensation for former service as an interim chairman or CEO, or (iv) compensation received by an immediate family member for services as a non-executive employee of the Company.

(c)	the director or an immediate family member of the director was a partner or employee of the Company’s present or former independent auditor and personally worked on the Company’s audit;

(d)	an executive of Campbell served on the compensation committee of the board of directors of another company that employed the director or a member of the director’s immediate family as an executive officer;

(e)	the director is an employee or executive officer of, or an immediate family member of the director is an executive officer of, another company that does business with Campbell, and the annual sales to or purchases from that company account for the greater of $1 million or 2% of such company’s gross revenues; or

(f)	the director is an executive officer of another company that is indebted to Campbell, or to which Campbell is indebted, and the total amount of either company’s indebtedness to the other exceeds 1% of the total consolidated assets of the company where the director serves as an executive officer.

2.	A director will not be considered independent if:

(a)	the director is a current employee or an immediate family member of the director is a current partner of a firm that is the Company’s independent auditor; or

(b)	the director has an immediate family member who is a current employee of the Company’s independent auditor and who personally works on the Company audit.

3.	A director who serves as an executive officer of a not-for-profit entity shall not be considered to have a material relationship with the Company if the discretionary contributions made to the entity by Campbell or the Campbell Soup Foundation (excluding matching grants) during the preceding three years are less than $25,000 or 2% (whichever is greater) of the entity’s most recent publicly available operating budget.

4.	With respect to any relationship that is not covered by the guidelines in paragraphs 1 and 2 above, the members of the Board who satisfy the standards for independence set forth in those guidelines shall make a determination, based on all relevant facts and circumstances, as to whether or not the relationship is material, and therefore whether the director who has the relationship shall be considered independent. The Company will disclose and explain the basis for any determination that such a relationship is not material in its next proxy statement. The Company will also disclose and explain the basis for any determination of independence for a director who does not satisfy the guidelines in paragraphs 1, 2 and 3 above.

Pursuant to the requirements of U.S. law, the Company does not make any personal loans or extensions of credit to any director, or any arrangements for the extension of credit to any director.

The Company’s conflicts of interest policy requires the disclosure of any personal interest, influence, relationship or other situation that might constitute or be perceived as a potential conflict of interest. Each director is required annually to submit a signed statement attesting to his or her awareness of and compliance with this policy. In addition, under the Company’s Corporate Governance Standards, directors are required promptly to inform the Chairman of the Board regarding any actual or potential conflict of interest.

COMMUNICATING CONCERNS TO THE BOARD OF DIRECTORS

Any person who has a concern about Campbell’s governance, corporate conduct, business ethics or financial practices may communicate that concern to the Board of Directors. Concerns may be submitted in writing to the Chairman of the Board or to the non-management directors as a group in care of the Office of the Corporate Secretary at the Company’s headquarters, or by email to directors@campbellsoup.com. Concerns may also be communicated to the Board by calling the following toll-free Hotline telephone number in the U.S. and Canada: 1-800-210-2173. To place toll-free calls from other countries in which the Company has operations, please see the instructions listed in the governance section of the Company’s Web site at www.campbellsoupcompany.com. Any concern relating to accounting, internal accounting controls or auditing matters will be referred both to the Chairman and to the Chair of the Audit Committee.

Campbell policy prohibits the Company and any of its employees from retaliating in any manner, or taking any adverse action, against anyone who raises a concern or helps to investigate or resolve it. However, anyone who prefers to raise a concern in a confidential, anonymous manner may do so by calling the Hotline.

Concerns communicated to the Board will be addressed through the Company’s regular procedures for addressing such matters. Depending upon the nature of the concern, it may be referred to the Company’s Internal Audit Department, the Legal or Finance Department, or other appropriate departments. As they deem necessary or appropriate, the Chairman of the Board or the Chair of the Audit Committee may direct that certain concerns communicated to them be presented to the Audit Committee or the full Board, or that they receive special treatment, including the retention of outside counsel or other outside advisors.

The status of concerns communicated to the Board will be reported periodically to the Chairman and/or the Chair of the Audit Committee, as appropriate.

Appendix B for 2013 Proxy Statement

Non-GAAP Financial Measures

Included in this proxy statement are measures of financial performance, specifically adjusted net sales and adjusted EPS, that are not defined by generally accepted accounting principles (“GAAP”). These metrics were used to evaluate performance under the Strategic Performance Units and EPS Performance Restricted Share Units described on pages 24 and 25 of the proxy statement.

The following information is provided to reconcile the non-GAAP financial measures disclosed in this proxy statement to reported results. The Company believes that the financial information excluding certain items not considered to be part of the ongoing business improves the comparability of year-to-year results. Consequently, the Company believes that investors may be able to better understand its results if these items are excluded from the results. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. Please see our Annual Report on Form 10-K for the fiscal year ended July 28, 2013 for a reporting of the Company’s financial results in accordance with GAAP.

Adjusted Net Sales

(dollars in millions)	2013
Net sales, as reported	$8,052
Net sales included in discontinued operations	532
Impact of currency(1)	36

Adjusted Combined Net sales	$8,620

2011
Net sales, as reported	$7,143
Net sales included in discontinued operations	576

Combined Net sales	$7,719

Compound annual growth rate	5.68%

(1)	Includes impact of $12 in 2012 and $24 in 2013.

B-1

Items Impacting Earnings

	2013	2011
	Diluted EPS Impact	Diluted EPS Impact	Compound Annual Growth Rate
Net earnings attributable to Campbell Soup Company, as reported	$1.44	$2.42

Restructuring charges and related costs	0.28	0.12
Acquisition transaction costs	0.02	—
Impairment on the European business	0.83	—
Tax expense on book and tax differences on the European business	0.06	—

Adjusted Net earnings attributable to Campbell Soup Company(1)	$2.64	$2.54	2%

(1)	The sum of the individual per share amounts may not add due to rounding.

In fiscal 2013, net earnings attributable to Campbell Soup Company were impacted by the following:

•

$90 million ($0.28 per share) of restructuring charges and related costs associated with initiatives to improve the U.S. supply chain cost structure and increase asset utilization across the U.S. thermal plant network; expand access to manufacturing and distribution capabilities in Mexico; improve the Pepperidge Farm bakery supply chain cost structure; and reduce overhead costs in North America;

•	$7 million ($0.02 per share) of transaction costs related to the acquisition of Bolthouse Farms; and

•

a $263 million ($0.83 per share) impairment charge on intangible assets of the European simple meals business held for sale and $18 million ($0.06 per share) of tax charges representing taxes on the difference between the book value and tax basis of the business.

In fiscal 2011, net earnings attributable to Campbell Soup Company were impacted by a $41 million ($0.12 per share) restructuring charge associated with initiatives in June 2011 to improve supply chain efficiency, reduce overhead costs across the organization and exit the Russian market.

B-2

DIRECTIONS AND MAP

Stamford Marriott Hotel

243 Tresser Boulevard

Stamford, CT 06901

DIRECTIONS

From the South: Take Interstate 95 North to Exit 8 — Atlantic Street. At the end of the ramp, make a left onto Atlantic Street. Follow Atlantic Street to Tresser Boulevard and make a right. The driveway for the Stamford Marriott Hotel will be on the right.	From the North: Take Interstate 95 South to Exit 7 — Atlantic Street. At the end of the ramp, merge onto North State Street. Follow North State Street to Graycock Place and turn right. Turn right on Tresser Boulevard. The driveway for the Stamford Marriott Hotel will be on the right.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m. Eastern Time on November 20, 2013.

Vote by Internet • Go to www.envisionreports.com/cpb • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Items 2 and 3.

1. Election of Directors:	01 - Edmund M. Carpenter	02 - Paul R. Charron	03 - Bennett Dorrance	04 - Lawrence C. Karlson	+
	05 - Randall W. Larrimore	06 - Mary Alice D. Malone	07 - Sara Mathew	08 - Denise M. Morrison
	09 - Charles R. Perrin	10 - A. Barry Rand	11 - Nick Shreiber	12 - Tracey T. Travis
	13 - Archbold D. van Beuren	14 - Les C. Vinney	15 - Charlotte C. Weber

☐	Mark here to vote FOR all nominees	01	02	03	04	05	06	07	08

☐	Mark here to WITHHOLD vote from all nominees	☐	☐	☐	☐	☐	☐	☐	☐
		09	10	11	12	13	14	15
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐

		For	Against	Abstain
2.	Ratification of appointment of the Independent Registered Public Accounting Firm.	☐	☐	☐
3.	Advisory vote on executive compensation.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.		Mark this box with an X to obtain a ticket of admission to the meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

DIRECTIONS

Stamford Marriott Hotel

243 Tresser Boulevard

Stamford, CT 06901

From the South: Take Interstate 95 North to Exit 8 – Atlantic Street. At the end of the ramp, make a left onto Atlantic Street. Follow Atlantic Street to Tresser Boulevard and make a right. The driveway for the Stamford Marriott Hotel will be on the right.

From the North: Take Interstate 95 South to Exit 7 – Atlantic Street. At the end of the ramp, merge onto North State Street. Follow North State Street to Graycock Place and turn right. Turn right on Tresser Boulevard. The driveway for the Stamford Marriott Hotel will be on the right.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — CAMPBELL SOUP COMPANY

This Proxy is Solicited on Behalf of the Board of Directors

for the Annual Meeting on November 20, 2013

The undersigned hereby appoints Denise M. Morrison, or, in her absence, Ellen O. Kaden or, in the absence of both of them, Kathleen M. Gibson, and each or any of them, proxies with full power of substitution in each, to vote all shares the undersigned is entitled to vote, at the Annual Meeting of Shareholders of Campbell Soup Company to be held at the Stamford Marriott Hotel, 243 Tresser Boulevard, Stamford, Connecticut 06901, at 4:00 p.m., Eastern Time on November 20, 2013, and at any adjournments thereof, on all matters coming before the meeting, including the proposals referred to on the reverse side hereof. If the undersigned is a participant in the Campbell Soup Company 401(K) Retirement Plan (the “Plan”), then the undersigned hereby directs the respective trustee of the Plan to vote all shares of Campbell Soup Company Stock in the undersigned’s Plan account at the aforesaid Annual Meeting and at any adjournments thereof, on all matters coming before the meeting, including the proposals referred to on the reverse side hereof.

If an address change has been made, mark appropriate box on the reverse side of this card.

Your shares will be voted as recommended by the Board of Directors (or, in the case of shares held in the Plan, will be voted at the discretion of the trustee) unless you otherwise indicate in which case they will be voted as marked.

To vote in accordance with the Board of Directors’ recommendations just sign the reverse side; no boxes need to be marked. If you do not vote by telephone or over the Internet, please fold and return your proxy card promptly using the enclosed envelope.